EXHIBIT 10.1

EXECUTION COPY

PURCHASE AGREEMENT

        THIS PURCHASE AGREEMENT (“Agreement”) is made as of June 24, 2009, by and among Nemschoff Chairs, LLC., a Wisconsin limited liability company (“Company”), NC Holding Company, a Wisconsin corporation and the sole member of Company (“Seller”), each of the shareholders of Seller, all of whom are listed on Exhibit A (collectively, “Shareholders” and each individually, “Shareholder”), and Herman Miller, Inc., a Michigan corporation (“Buyer”). Pursuant to the attached Guaranty, Shareholders are hereby unconditionally, irrevocably and jointly and severally guarantying to Buyer the full, prompt and absolute payment, performance, observance and discharge by Seller of all of Seller’s obligations, agreements and liabilities owed to Buyer arising under this Agreement.

RECITALS

        A.        Seller owns all of the outstanding equity ownership interest of Company (“Ownership Interest”), and Shareholders own all of the outstanding shares of capital stock of Seller in the respective amounts and percentages set forth on Exhibit A attached hereto.

        B.        Buyer desires to purchase all of the Ownership Interest from Seller and Seller desires to sell all of the Ownership Interest to Buyer, all on the terms and subject to the conditions herein contained.

        C.        Company is engaged in the business of designing, manufacturing and selling furniture, including guest and lounge seating, patient seating, tables, therapeutic seating and case goods products, for health care entities and facilities, including hospitals, clinics, medical office buildings, long-term care and other affiliated institutions (the “Business”).

        D.        The terms set forth in Exhibit B to this Agreement shall have the meanings set forth in Exhibit B. Certain other terms are defined throughout this Agreement.

        NOW, THEREFORE, in consideration of the foregoing, and the mutual obligations and covenants set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
PURCHASE AND SALE

        1.1        Purchase and Sale. Seller is hereby selling to Buyer, and Buyer is hereby purchasing from Seller, free and clear of all Liens (other than Liens imposed by Buyer), all of the Ownership Interest.

ARTICLE II
PURCHASE PRICE AND PAYMENT; CLOSING

        2.1        Purchase Price. The purchase price for the Ownership Interest (the “Purchase Price”) is the sum of the following consideration:

        (a)        An amount in cash equal to (i) Thirty-Two Million One Hundred Thousand Dollars ($32,100,000) (the “Cash Purchase Price”); plus or minus (ii) any Net Equity Excess or any Net Equity Deficit; plus

        (b)        The Issued Shares; plus

        (c)        Any CVR Consideration payable pursuant to Section 2.2A; plus

        (d)        Any success fee payments pursuant to the Success Payment Agreement (“Success Payment”).

        2.2        Payment of Purchase Price.

        (a)        At the Closing, Buyer is paying to Seller an amount in cash equal to (i) the Cash Purchase Price, plus or minus (ii) any Estimated Net Equity Excess or any Estimated Net Equity Deficit, minus (iv) an amount equal to forty percent (40%) of the Estimated Net Debt Amount.

        (b)        At the Closing, Buyer is issuing to Seller two million forty-one thousand six hundred sixty-six (2,041,666) shares of Buyer’s common stock (the “Issued Shares”).

        (c)        Intentionally omitted.

        (d)        At the Closing, the parties are entering into and executing a success payment agreement in the form attached as Schedule 2.2(d) (the “Success Payment Agreement”).

        (e)        Notwithstanding any other provision of this Agreement, the CVR Consideration and/or the Success Payment shall be reduced by an aggregate amount equal to sixty percent (60%) of the Actual Net Debt Amount pursuant to the terms hereof and of the Success Payment Agreement.

        (f)        At the Closing, Buyer is paying on Seller’s behalf, in addition to the Cash Purchase Price, the following amounts, all of which are included as Indebtedness in the calculation of the Estimated Net Debt Amount and will be included as Indebtedness in the calculation of the Actual Net Debt Amount:

        (i)        To each holder of Indebtedness listed on Schedule 2.2(f), the amount specified in the Pay-Off Certificate as being owed to such holder of Indebtedness.

        (ii)        To the Persons specified on Schedule 2.2(f), the amount of deferred compensation specified in the Deferred Compensation Certificate as being owed to such Person.

        (iii)        To the Persons specified on Schedule 2.2(f), the amount of Seller’s Expenses specified in the Expense Certificate as being owed to such Person.

        2.2A.        Contingent Value Rights. Subject to and upon the terms and conditions set forth in this Section 2.2A, Buyer hereby grants to Seller two million forty-one thousand six hundred sixty-six (2,041,666) contingent value rights (“CVRs”), which shall not be represented by separate certificates, but shall be contract rights hereunder. Each CVR shall relate to a corresponding Issued Share, and subsequent to the Closing, the parties shall document which Issued Share relates to each CVR. Each CVR shall be considered outstanding, regardless of whether the corresponding Issued Share is Transferred, until such time as (a) the CVR Consideration is paid with respect to such CVR, or (b) such CVR is terminated without payment of any CVR Consideration with respect thereto pursuant to the terms of this Section 2.2A.

        (a)        Subject to the terms of Section 2.2(e) and the other provisions of this Agreement, within three (3) Business Days of the True-Up Date, Buyer shall pay Seller an amount for each outstanding CVR held by Seller equal to the amount, if any, that (i) Twenty-Four Dollars ($24.00) (the “Target Price”), exceeds (ii) the greater of the (A) the Fair Market Value of a share of common stock of Buyer on the True-Up Date (the “True-Up Value”), and (B) the Floor Price (collectively, the “CVR Consideration”). No CVR Consideration shall be paid on a CVR if the True-Up Value or the Floor Price equals or exceeds the Target Price. Upon determination by Buyer that no CVR Consideration is due hereunder, Buyer shall provide written notice of such determination to Seller, which shall include all of Buyer’s relevant calculations and reasonable supporting documentation (a “CVR Termination Notice”). If, within three (3) Business Days after receipt by Seller of a CVR Termination Notice, Seller notifies Buyer in writing that Seller disputes such determination, then Buyer and Seller shall negotiate in good faith to resolve such dispute. If Seller and Buyer are unable to mutually resolve all of their disagreements within ten (10) days following Seller’s written notification of dispute, then Seller and Buyer shall refer the dispute to the Arbitrator, whose determination shall be final and binding upon the parties. If Seller fails to object in writing to a CVR Termination Notice within three (3) Business Days after its receipt of the CVR Termination Notice, the CVR Termination Notice shall be deemed to be valid. If the CVR Termination Notice is determined to be valid (whether by agreement among the parties, a failure of Seller to properly object to a CVR Termination Notice or determination of the Arbitrator), then the CVRs and all of Seller’s obligations and Liabilities under this Section 2.2A shall automatically terminate and become null and void without any further action on the part of any party hereto, and Seller shall have no further rights with respect to the CVRs or pursuant to this Section 2.2A whatsoever. Notwithstanding the foregoing, the failure of Buyer to give such notice or any defect therein shall not affect the validity of such determination whatsoever (subject to compliance with the dispute resolution procedures outlined above).

        (b)        Subject to Section 2.2A(l), Buyer may, at its option and in its sole discretion, elect to pay all or any portion of any CVR Consideration payable to Seller pursuant to this Section 2.2A by issuing to Seller such number of additional shares of Buyer’s common stock that, when multiplied by their Fair Market Value on the True-Up Date, equals such portion of the CVR Consideration to be paid with such additional shares (“Election”). If Buyer does not Elect to pay all of the CVR Consideration in additional shares of Buyer’s common stock (by failing to make an Election, by operation of this Section 2.2A(b) or otherwise), the remainder of such CVR Consideration shall be paid in cash by wire transfer and once an Election is made, it may not be revoked. Buyer may irrevocably make this Election at any time on or prior to the date Buyer is obligated to pay CVR Consideration by delivering written notice of the Election to Seller and once an Election is made, it may not be revoked. Notwithstanding any provision to the contrary contained in this Agreement or any of the Transaction Documents, Buyer shall not (and shall not be required to), issue to Seller, Shareholders or their respective Affiliates, or to any of them, and none of them shall be entitled to receive, shares of Buyer’s common stock pursuant to this Agreement or any of the Transaction Documents, or the transactions contemplated hereby or thereby to the extent that such issuance would cause Buyer to issue to Seller, Shareholders or their respective Affiliates, or any of them, in the aggregate, (i) shares of Buyer’s common stock having voting power of more than 19.9% of the voting power outstanding before the Closing Date, or (ii) shares of Buyer’s common stock of more than 19.9% of the number of shares outstanding before the Closing Date, in either case unless Buyer obtains the prior requisite shareholder approval under NASDAQ Marketplace Rule 5635. In no event shall Buyer have any obligation to obtain (or attempt to obtain) such shareholder approval. In the event Buyer has not obtained such shareholder approval and is unable or unwilling to issue shares of Buyer’s common stock to pay all or any portion of the CVR Consideration payable to Seller pursuant to this Section 2.2A on or prior to the time specified for payment in this Section 2.2A, then Buyer shall pay the CVR Consideration to Seller in cash on or prior to the time specified for payment in this Section 2.2A, regardless of whether Buyer has made an Election. In no event shall the failure of Buyer to have complied with NASDAQ Marketplace Rule 5635 result in deferring or delaying payment of the CVR Consideration on or prior to the time specified for payment in this Section 2.2A.

        (c)        Notwithstanding any other provision of this Agreement, if the Fair Market Value of a share of Buyer’s common stock is at any time after the Closing Date and prior to the True-Up Date equal to Thirty-Two Dollars ($32.00) (the “Ceiling Price”) or more, then Buyer shall provide a CVR Termination Notice to Seller, and, absent manifest error, all of the CVRs then outstanding and all of Buyer’s obligations and Liabilities under this Section 2.2A shall automatically terminate and become null and void, without any further action on the part of any party hereto, and Seller shall have no further rights with respect the CVRs or pursuant to this Section 2.2A whatsoever.

        (d)        Buyer’s obligation to make payments of the CVR Consideration shall be subject to the offset rights provided in Section 5.4.

        (e)        Seller shall not, directly or indirectly, Transfer any CVR, or allow any CVR to become subject to any Lien, in whole or in part, including by operation of law, without the prior written consent of Buyer. In the event any such action or event occurs, the relevant CVR shall be deemed to be forfeited and terminated and Seller shall have no rights and Buyer shall have no obligations or Liabilities with respect thereto.

        (f)        Seller and the Shareholders agree to promptly provide Buyer with written notice following any Transfer of any Issued Share by such Seller or Shareholder, or any of their respective Affiliates, specifying (i) the number of Issued Shares Transferred by such Person, (ii) the consideration received per Issued Share, and (iii) the identity of the CVRs that correspond to the Issued Shares Transferred.

        (g)        If Buyer shall at any time, in any manner, subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split or otherwise) the number of outstanding shares of its common stock or effect a merger, consolidation, statutory share exchange or other similar transaction in which shares of common stock are reclassified, converted into or exchanged for a different number of shares of common stock or shares of capital stock of a different class (other than with respect to an Acquisition Event), the number of outstanding CVRs, the Target Price, the Ceiling Price and the Floor Price shall each thereupon be similarly subdivided, combined or changed in an appropriate and equitable manner. In the event of an Acquisition Event, (i) the True-Up Date shall be the earlier of June 30, 2011 and the date of the Acquisition Event, and (ii) the True-Up Value shall equal the greater of the amount determined under Section 2.2A(a) and the fair market value (as determined in good faith by the board of directors of Buyer) of the consideration received for each share of Buyer’s common stock, if applicable, in the Acquisition Event.

        (h)        Seller and Shareholders shall not, and shall not permit any of their Affiliates to, at any time after the Closing and prior to the close of business on the True-Up Date, directly or indirectly, engage in, offer to or contract to “short sell” or assist or encourage others to “short sell” any securities of Buyer, including, without limitation, shares of its common stock.

        (i)        For purposes of this Agreement, “short selling” shall include any sale or trade in any option or other derivative security, any hedging transaction relating to the securities of Buyer, or any other transaction, in any case that is (A) intended to affect the price of any of Buyer’s securities, or (B) that would result in a profit by or payment to Seller or any Shareholder or ay of their Affiliates in the event of a decline in the value of the Buyer’s common stock; provided, however, that it shall not be deemed a “short sale” for Seller to enter into a “put” arrangement to sell Issued Shares held by Seller at a specified price.

        (ii)        Seller and Shareholders each represent and warrant to Buyer that as of the Closing, neither it nor any of its Affiliates holds or is a party to any option, security, instrument or agreement that would violate the provisions of this Section 2.2A(h) if acquired after the time it becomes a party to this Agreement. Without limiting the remedies of Buyer as a result of any breach, if Seller or any Shareholder breaches the restrictions of this Section 2.2A(h) regarding short selling, Seller will forfeit and relinquish to Buyer without consideration one CVR for each share that Seller short sells or each notional share underlying any derivative which is deemed a short sale hereunder and Seller shall have no rights and Buyer shall have no obligation or Liabilities with respect thereto. On the True-Up Date, Seller and each Shareholder shall provide a certificate of compliance to Buyer that such Person has complied with this Section 2.2A(h).

        (i)        None of the CVRs which may be granted under this Agreement is compensatory in nature or is intended to constitute part of a “nonqualified deferred compensation plan” under Section 409A of the Internal Revenue Code.

        (j)        Buyer shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the CVR Consideration, an amount equal to the aggregate of such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant governmental entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller.

        (k)        Buyer shall not issue shares of Buyer’s common stock in satisfaction of any portion of the CVR Consideration unless and until Buyer and Seller have obtained required approvals, if any, under the HSR Act in connection with the issuance of such shares of Buyer’s common stock. In the event such compliance is required, the parties shall furnish to each other all such information as may be necessary for the completion of the reports or notifications to be filed by the other, and use their respective commercially reasonable efforts to obtain approval of the issuance of the shares of Buyer’s common stock or early termination of the waiting period under the HSR Act. Buyer will pay all filing fees of each party relating to such future compliance with the HSR Act, if any, in connection with such transactions. Notwithstanding any other provision hereof, any obligation to make a payment hereunder that Buyer elects to make through the issuance of shares of Buyer’s common stock shall be deferred to the extent necessary to comply with this Section 2.2(A)(k).

        2.3        Payment Terms. All payments made pursuant to this Agreement and the other Transaction Documents shall be made in United States Dollars and all references herein to any amounts shall be deemed to be denominated in United States Dollars. All payments made pursuant to this Agreement and the other Transaction Documents shall be made by wire transfer of immediately available funds to the account or accounts specified in writing by the payee at or prior to the Closing.

         2.4        Estimate of Net Debt Amount, Net Equity Amount; Adjustments to Purchase Price.

        (a)        Within the five (5) days before and five (5) days after the Closing Date, Buyer will take certain physical counts of the inventory of the Business (the “Physical Inventory”). Within ninety (90) days of the Closing Date, Seller and Schenck Business Solutions (“Accountants”) shall (at Seller’s cost and expense) prepare and deliver to Buyer a written calculation (the “Calculation”) of (i) the Net Debt Amount (the “Actual Net Debt Amount”), (ii) the Net Equity Amount (the “Actual Net Equity Amount”), and (iii) any Net Debt Deficit, Net Debt Excess, Net Equity Deficit, and/or Net Equity Excess, in each case in strict accordance and on a basis entirely consistent with Company’s GAAP and the Methodology and taking into account the Physical Inventory. Buyer agrees that, following the Closing Date, it will not take any actions with respect to the accounting and financial books, records, practices, policies and procedures of Company that would obstruct, prevent or delay the timely and correct preparation of the Calculation in accordance with the provisions of this Section 2.4 and that, for purposes of determining the Calculation, no change shall be made to Company’s GAAP or the Methodology. Buyer, at Buyer’s cost and expense, shall fully and timely cooperate with Seller and Accountants in the preparation of the Calculation including, but not limited to, (i) providing Seller and Accountants with reasonable access to the books, records (including work papers, audit programs, schedules, memoranda and other documents), facilities and relevant employees of Company and Buyer; (ii) causing the relevant employees of Company and Buyer to provide

Seller and Accountants as promptly as reasonably practicable following the Closing Date with normal year-end closing financial information for Company for the period ending as of the close of business on the Closing Date; and (iii) cooperating reasonably with Seller and Accountants, including the provision of all other information reasonably necessary or useful in connection with the preparation of the Calculation.

        (b)        Buyer shall have access to all relevant information used by Seller and Accountants in preparing the Calculation, including the work papers and audit programs of Accountants, if any. Buyer shall, within sixty (60) days after delivery by Seller of the Calculation, complete its review of the Calculation. If Buyer determines in good faith that the Calculation has not been determined in accordance with this Section 2.4, or if a disagreement between Buyer and Seller remains unresolved after the Closing Date with respect to the Calculation, then in either case, Buyer shall inform Seller on or before the last day of such twenty (20) day period by delivering a written notice to Seller (“Notice of Objection”) setting forth a specific and detailed description of the good faith basis of Buyer’s objection and proposed good faith adjustments to the Calculation. After receipt of the Notice of Objection, Seller shall then have twenty (20) days to review and respond to the Notice of Objection. Seller and its representatives shall have full access to all relevant information, including the work papers and audit programs of Buyer and its representatives, used in connection with the preparation of the Notice of Objection. Buyer and Seller shall seek in good faith to mutually resolve any differences which they may have with respect to any matter specified in the Notice of Objection. If Buyer does not properly and timely deliver a Notice of Objection, Buyer shall conclusively be deemed to have accepted the Calculation.

        (c)        If Seller and Buyer are unable to mutually resolve all of their disagreements with respect to the determination of the foregoing items within twenty (20) days following the completion of Seller’s review of the Notice of Objection, then Seller and Buyer shall refer their remaining differences under this Section 2.4 to one of the following forums: (i) a mutually selected firm of independent certified public accountants having no past, current or immediate prospective future business relationship with any of Company, Shareholders, Buyer, Seller or any of their Affiliates (“Independent Accounting Firm”); or (ii) a single impartial arbitrator in accordance with the provisions of Section 7.15 (“Arbitrator”) (the Arbitrator and the Independent Accounting Firm, as the case may be, are referred to individually as the “Determining Party”), such selection to be mutually agreed upon by Buyer and Seller. Each of Seller and Buyer shall prepare and submit to the Determining Party the remaining differences under this Section 2.4 between Buyer and Seller which were the subject of the unresolved Notice of Objection. The Determining Party shall find solely in favor of either Seller’s preparation of such items or Buyer’s preparation of such items, with no deviation, compromise or other adjustment thereto. Seller and Buyer shall direct the Determining Party to use its reasonable best efforts to render its determination within thirty (30) days of submission. The Determining Party’s determination shall be final, conclusive and binding upon Buyer and Seller for all purposes. The reasonable fees, costs and disbursements of the Determining Party, and the fees, costs and disbursements of the prevailing party, including, without limitation, attorneys’ fees and expenses, shall be paid in full by the non-prevailing party. Buyer and Seller shall make readily available on a timely basis to the Determining Party all relevant books and records and any work papers and audit programs (including those of the parties’ respective accountants), if any, and all other information and items reasonably requested by the Determining Party to facilitate its timely determination of the matters subject to its review.

        (d)        It is the parties’ express intent to determine the Actual Net Debt Amount and the Actual Net Equity Amount on an entirely consistent basis with Company’s GAAP and the Methodology (provided, however, that in the event of a breach by Buyer or Company of Section 6.21, the parties hereto and the Arbitrator shall determine the Actual Net Debt Amount and the Actual Net Equity Amount as though such breach had not occurred). Accordingly, no party shall challenge the accounting principles, practices and policies, or the application thereof, constituting Company’s GAAP and the Methodology, and if for any reason in the preparation of the Calculation accounting principles, practices or policies, or the application thereof, different from the accounting principles, practices and policies, and the application thereof, used in Company’s GAAP and the Methodology are employed, then the Net Equity Target will be adjusted accordingly by applying such different accounting principles, practices or policies, or the application thereof, in an identical manner.

        (e)        Upon the final determination of the Actual Net Debt Amount and the Actual Net Equity Amount (by the failure of Buyer to properly and timely deliver a Notice of Objection, by written agreement of Buyer and Seller and/or by determination of the Determining Party):

        (i)        If there is a Net Debt Deficit, Buyer shall pay Seller in cash an amount equal to forty percent (40%) of such deficit. If there is an Net Debt Excess, Seller shall pay Buyer in cash an amount equal to forty percent (40%) of such excess.

        (ii)        If there is a Net Equity Excess, Buyer shall pay Seller in cash an amount equal to such excess. If there is a Net Equity Deficit, Seller shall pay Buyer in cash an amount equal to such deficit.

        Any amount payable pursuant to Section 2.4 shall be paid (with interest from the Closing Date through the date of payment at a rate equal to the “prime rate” of interest on the Closing Date as announced by the Wall Street Journal) by the applicable party, by wire transfer of immediately available funds within five (5) Business Days following the final determination of the Actual Net Debt Amount and the Actual Net Equity Amount. If there is both an amount owed by Buyer and an amount owed to Buyer under this Section 2.4, such amounts owed shall be netted against each other and only the net amount owed shall then be paid to or by Buyer, as the case may be. Any payments made pursuant to this Section 2.4 shall be deemed to be an adjustment to the Purchase Price.

        2.5        Purchase Price Allocation. The Purchase Price and the liabilities of Company Group (plus other relevant items) as of the Closing Date shall be allocated among the assets of Company Group for all purposes (including Tax, financial and accounting) as set forth on Schedule 2.5. Such allocation shall be adjusted after the Closing to the extent necessary to reflect the Actual Net Equity Amount and the Actual Net Debt Amount. The parties shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation. All adjustments to the Purchase Price shall be reported in a manner consistent with such schedule.

        2.6        Closing; Closing Date. The transactions contemplated by this Agreement are being consummated (“Closing”) at 9:00 a.m., Central time, at the offices of Foley & Lardner LLP, 777 East Wisconsin Avenue, Milwaukee, Wisconsin (or, if mutually agreed by Seller and Buyer, by a so-called “virtual closing” pursuant to which all Closing deliveries may be effected by telephone, facsimile, email, PDF, wire transfer and/or similar means) on the date hereof (the “Closing Date”). The Closing shall be deemed to be effective for all legal, Tax, accounting, financial, business and other purposes as of 12:01 a.m., Central time, on the Closing Date (the “Effective Time”). At the Closing, the parties are delivering the documents and other delivery items, and performing the acts, which are set forth in this Agreement.

         2.7        Closing Deliveries by Seller. At the Closing, Seller is delivering to Buyer:

        (a)        certificates representing all of the Ownership Interests, duly endorsed in blank by Seller for transfer to Buyer free and clear of all Liens (other than Liens imposed by Buyer);

        (b)        (i) the minute books of each member of Company Group, and (ii) control of all business records, customer records, customer lists, employee records, supplier records, supplier lists, files, reports and other records of each member of Company Group;

        (c)        a certificate, in a form reasonably acceptable to Buyer signed by the secretary or another officer of Seller and dated as of the Closing Date, certifying (i) that the shareholders and the board of directors of Seller adopted the resolutions attached to such certificate to authorize the transactions contemplated by this Agreement and the other Transaction Documents and Seller’s performance of its obligations hereunder and thereunder, and (ii) a specimen signature of an officer(s) of Seller duly authorized to execute this Agreement and the other Transaction Documents that are to be signed by Seller;

        (d)        certificates of status of Seller and each member of Company Group issued not earlier than ten (10) days prior to the Closing Date by the Department of Financial Institutions of the State of Wisconsin;

        (e)        the Employment Agreement, duly executed by Paul Nemschoff;

        (f)        the Consulting Agreement, duly executed by Mark Nemschoff;

        (g)        the Success Payment Agreement, duly executed by Seller;

        (h)        intentionally omitted;

        (i)        the Case Goods Facility Lease, duly executed by MSN41, LLC;

        (j)        the Supply Agreement, duly executed by Colby Metal, Inc.;

        (k)        intentionally omitted;

        (l)        the Registration Rights Agreement, duly executed by Seller;

        (m)        the Mutual General Releases, duly executed by Seller;

        (n)        an opinion of counsel for Seller, Company Group and Shareholders addressed to Buyer in the form attached hereto as Schedule 2.7(n);

        (o)        all Required Authorizations and all Required Filings;

        (p)        with respect to each parcel of Leased Real Property, (i) if required by the terms of the applicable Lease, a consent duly executed by the landlord of the relevant parcel with respect to the transactions contemplated by this Agreement, in a form reasonably acceptable to Buyer, (ii) an estoppel certificate with respect to the relevant Lease, in a form reasonably acceptable to Buyer and accompanied by a copy of the relevant Lease, and (iii) if not previously provided to Company Group (and not impacted by the transactions contemplated hereby) by each current lender of the landlord under each Lease, a nondisturbance agreement in a form reasonably acceptable to Buyer that recognizes the tenant’s rights in the event of a foreclosure of the property subject to the Lease;

        (q)        a certificate signed by an officer of Seller reasonably acceptable to Buyer, in form and substance reasonably satisfactory to Buyer, to the effect that Seller is not a “foreign person,” “foreign corporation,” “foreign partnership,” “foreign trust” or “foreign estate” under Section 1445 of the Code and containing all such other information as is required to comply with the requirements of such Section, so that Buyer is exempt from withholding any amounts from the Purchase Price payable hereunder;

        (r)        a customary owner’s affidavit requested by the Title Company, in connection with the Title Policies;

        (s)        a calculation of all Seller’s Expenses (the “Expense Certificate”) and a calculation of all deferred compensation owed by Company Group (the “Deferred Compensation Certificate”);

        (t)        a list of pay-off amounts for all Indebtedness of Company Group (other than Seller’s Expenses and deferred compensation) (the “Pay-Off Certificate”), and documentation reasonably acceptable to Buyer that upon the payment of the amounts listed in the Pay-Off Certificate, all Indebtedness of Company Group (other than Seller’s Expenses and deferred compensation) will be paid and discharged in full and any Liens related to the Indebtedness of Company Group existing as of the Closing will be discharged;

        (u)        a list of pay-off amounts for all indebtedness owed by each Shareholder to Company Group (including, without limitation, all loans and advances made by Company Group to Shareholders to the extent not repaid) (the “Shareholder Loans”); and

        (v)        all other previously undelivered documents required to be executed or delivered by Seller at or prior to the Closing pursuant to the terms of this Agreement.

         2.8        Closing Deliveries by Buyer. At the Closing, Buyer is delivering to Seller:

        (a)        all of the payments required to be made by Buyer to Seller on the Closing Date pursuant to Section 2.2(a);

        (b)        one or more certificates or share statements dated the Closing Date representing all of the Issued Shares;

        (c)        the Employment Agreement, duly executed by Buyer;

        (d)        the Consulting Agreement, duly executed by Buyer;

        (e)        the Success Payment Agreement, duly executed by Buyer;

        (f)        intentionally omitted;

        (g)        the Registration Rights Agreement, duly executed by Buyer;

        (h)        the Supply Agreement, duly executed by Buyer;

        (i)        the Case Goods Facility Lease, duly executed by Buyer;

        (j)        intentionally omitted;

        (k)        mutual general releases, substantially in the form attached hereto as Exhibit C (“Mutual General Releases”);

        (l)        a certificate, in a form reasonably acceptable to Seller, signed by the secretary or another officer of Buyer and dated as of the Closing Date, certifying (i) that the board of directors of Buyer adopted the resolutions attached to such certificate to authorize the transactions contemplated by this Agreement and the other Transaction Documents and Buyer’s performance of its obligations hereunder and thereunder, and (ii) a specimen signature of an officer(s) of Buyer duly authorized to execute this Agreement and the other Transaction Documents that are to be signed by Buyer; and

        (m)        all other previously undelivered documents required to be delivered by Buyer to Seller at or prior to the Closing pursuant to the terms of this Agreement.

        2.9        Closing Deliveries by Company. At the Closing, Company is delivering to the appropriate Shareholders:

        (a)        the policy of insurance owned by Company on the life of the relevant Shareholder as set forth in Schedule 2.9;

        (b)        the two (2) Company cars owned by Company but which are otherwise personally used by Shareholders as set forth in Schedule 2.9; and

        (c)        the Mutual General Releases, duly executed by Company.

         2.10        Closing Deliveries by Shareholders. At the Closing, Shareholders are delivering to Company and Buyer:

        (a)        the Mutual General Releases, duly executed by Shareholders;

        (b)        the Releases, duly executed by the signatories thereto listed on Schedule 6.2-A; and

        (c)        the Guarantee, duly executed by Shareholders.

        2.11        Further Assurances. Buyer, Seller and each Shareholder each agrees that it will, at any time and from time to time, on or after the Closing Date, upon the request of any other party hereto, execute, acknowledge and deliver, or use all reasonable efforts to cause to be executed, acknowledged and delivered, all such documents and instruments, as any other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

        2.12        Sales and Transfer Taxes. Seller shall be responsible for and shall pay all Transfer Taxes with respect to or arising from the transactions contemplated by this Agreement; provided, however, that Buyer shall be responsible for and shall pay all Transfer Taxes resulting solely from the Conversion.

        2.13        Prorations.

        (a)        At the Closing, all Taxes related to the Owned Real Property (and the Leased Real Property to the extent such Taxes are the responsibility of the tenant under the relevant Lease) (“Real Estate Taxes”) shall be pro rated as follows: (i) with respect to Real Property located in Wisconsin, on a calendar year basis, as of the Closing Date; and (ii) with respect to Real Property located in Iowa, (A) Seller shall be responsible for the Real Estate Taxes billed in (or around) September 2009 and all prior Tax bills, and (B) the Real Estate Taxes billed in (or around) March 2010 shall be prorated and adjusted between the parties, based upon their respective ownership during the first six (6) months of 2009; and

        (b)        Seller shall be responsible for all special assessment installments related to the Owned Real Property (and the Leased Real Property to the extent such special assessment installments are the responsibility of the tenant under the relevant Lease), which are billed (even if not yet due) on or prior to the Closing Date, and Buyer shall pay all special assessment installments related to the Owned Real Property (and the Leased Real Property to the extent such special assessment installments are the responsibility of the tenant under the relevant Lease) first billed after the Closing Date.

        (c)        Personal property Taxes allocable to the personal property to be purchased under this Agreement which are billed or are to be billed in 2009 shall be prorated and adjusted between the parties, on a calendar year basis, as of the Closing Date.

        (d)        All rent payments, common area maintenance (CAM) charges, utility bills and other similar charges related to the Acquired Real Property shall be prorated as of the Closing Date.

        (e)        All payroll Taxes and other similar Liabilities related to the Representatives of the Company Group shall also be prorated as of the Closing.

        (f)        With respect to any items to be prorated, including, without limitation, Taxes, that have not been billed as of the Closing, agreed upon estimates shall be used in prorations, and such estimates shall be deemed to be conclusive.

        (g)        Notwithstanding any other provisions hereof, all amounts that are the responsibility of, or otherwise allocated to, Seller under this Section 2.13 shall reduce the Purchase Price at Closing either directly or as a reduction in the calculation of the Net Equity Amount.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller represents and warrants to Buyer, as a material inducement for Buyer to enter into this Agreement, the following as of the Effective Time. Exceptions to these representations and warranties shall be set forth on the Schedules to this Article III.

        3.1        Organization. Seller and each member of Company Group is the type of entity specified on Schedule 3.1, and is validly existing under the Laws of the State of Wisconsin, has filed its most recent required annual report and has not filed articles of dissolution, and has full power and authority to own and operate its assets and businesses. Seller and each member of Company Group is duly qualified and in good standing as a foreign entity, and authorized to do business, in the jurisdictions specified on Schedule 3.1, and such jurisdictions are the only jurisdictions in which such qualification or authorization is required, except where such qualification or authorization is not material, and Company has not received any written claim by any other jurisdiction to the effect that any member of Company Group is required to qualify or otherwise be authorized to do business as a foreign entity therein. Seller was formed as a new Wisconsin corporation on June 12, 2009, for the purpose of acquiring the Ownership Interest from Shareholders.

         3.2        Organizational Documents. A copy of all of the Organizational Documents of Seller and each member of Company Group, as in effect on the date hereof, has been made available to Buyer, and such copies are complete and correct. Neither Seller nor any member of Company Group is (nor has it in the past been) in breach of its Organizational Documents. True, correct and complete copies of all corporate books and minute books of each member of Company Group have been made available to Buyer, and such books contain complete and accurate records in all material respects of all meetings of Company Group’s shareholders, members and other equity owners and board of directors meetings and any committees thereof, and accurately reflect in all material respects all transactions referred to in such minutes and all material business conducted at such meetings.

        3.3        Enforceable Agreement. The execution, delivery and performance of this Agreement and each other Transaction Document by Seller, each member of Company Group and Shareholders have been duly authorized by all necessary actions and proceedings, and Seller, each member of Company Group and Shareholders have full power and authority to execute and deliver this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents constitute the valid and binding obligation of Seller, each member of Company Group and Shareholders, and are enforceable against Seller, each member and Company Group and Shareholders in accordance with their terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally, and by general equitable principles.

        3.4        No Violation. Neither the execution and delivery of this Agreement nor the other Transaction Documents nor the consummation of the transactions contemplated hereby or thereby will, except as disclosed on Schedule 3.4, (a) violate any provision of the Organizational Documents of Seller or any member of Company Group; (b) violate, conflict with, or result in a breach or default under or termination or acceleration of (or otherwise give any other contracting party the right to terminate or accelerate) any Contract or Permit of Seller or Company Group, or related to the Business or assets of Company Group; (c) result in the creation of any Lien upon the Ownership Interest or any of the assets of Company Group (other than Liens imposed by Buyer); or (d) violate any applicable Law. Except (i) as disclosed on Schedule 3.4, and (ii) for applicable requirements of the HSR Act, no filings with, notices to or Authorizations by, any third parties, including, without limitation, any Governmental Authorities, are necessary in connection with the execution of this Agreement or the other Transaction Documents, in connection with the consummation of the transactions contemplated by this Agreement or the other Transaction Documents, or to vest in Buyer full right, title and interest in and to the Shares, free and clear of all Liens (other than Liens imposed by Buyer). All Authorizations listed on Schedule 3.4 shall be referred to herein collectively as the “Required Authorizations,” and all filings and notices listed on Schedule 3.4 shall be referred to herein collectively as the “Required Filings.”

        3.5        Good Title to Ownership Interest. Seller is the record and beneficial owner of the Ownership Interest, free and clear of all Liens and restriction on transfer of any nature (other than those imposed by applicable securities Laws), and Seller has the power to sell, assign, transfer, convey and deliver the Ownership Interest to Buyer in accordance with the terms of this Agreement. Upon the Closing, good and valid title to all of the Ownership Interest will pass to Buyer, free and clear of any Lien (other than those imposed by applicable securities Laws or imposed by Buyer), and Buyer shall own all of the outstanding equity ownership interest in the Company.

        3.6        Capitalization. Schedule 3.6 sets forth a true, correct and complete list of all of the authorized and all of the issued and outstanding equity ownership interests of Seller and Company Group, and any authorized and any issued and outstanding Equity Equivalents of Seller and Company Group, and sets forth a list of the owners of all such equity ownership interests and Equity Equivalents. Except as set forth on Schedule 3.6, neither Seller nor Company Group has any other equity ownership interests or Equity Equivalents that are issued and outstanding. Except as set forth on Schedule 3.6, neither Seller nor Company Group is a party to any Contract obligating it to issue any additional equity ownership interests or Equity Equivalents. All equity ownership interests of Seller and Company Group are duly authorized, validly issued, fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities Laws. Except as set forth on Schedule 3.6, (a) neither Seller nor Company Group is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its equity ownership interests or Equity Equivalents, and (b) no Person has any preemptive or other similar rights with respect to any equity ownership interest or Equity Equivalents of Seller or Company Group. Schedule 3.6 lists any Contract existing as of the Closing Date related to the voting or transfer of any equity ownership interest or Equity Equivalent of Seller or Company Group.

        3.7        Subsidiaries. Except as provided on Schedule 3.7, no member of Company Group owns (directly or indirectly) any capital stock or other equity ownership interest or any membership interest, partnership interest, joint venture interest or other equity interest in or Equity Equivalent of any Person. Without limitation to this Section 3.7, Company owns all of the equity ownership interest of Federal Solutions, LLC and no other person has any equity ownership interest or Equity Equivalents in Federal Solutions, LLC.

        3.8        Contracts. Except as set forth on Schedule 3.8 neither Seller nor any member of Company Group is a party to any verbal or written:

        (a)        legally binding Contract with any officer, director or employee, including, without limitation, (i) employment agreements, stay bonus agreements, severance agreements and change in control agreements, (ii) nonsolicitation and confidentiality agreements, and (iii) Contracts under which any member of Company Group has advanced or loaned any amount in excess of Five Thousand Dollars ($5,000) to any such person;

        (b)        legally binding Contract for the sale of raw materials, commodities, supplies, products, or other personal properties, or the provision of services; in each case, if the performance of which will extend over a period of more than one year or is projected to involve consideration in excess of One Hundred Thousand Dollars ($100,000) annually;

        (c)        Contract restricting in any manner such entity’s right to compete with any other Person or restricting its right to sell to or purchase from any other Person;

        (d)        Collective bargaining agreement or other Contract with any labor or trade union or association;

        (e)        Contract giving rise to any Indebtedness or any Lien on any of the Ownership Interest or any assets of any member of Company Group (other than purchase money security interests);

        (f)        Lease of any Real Property, in each case whether as lessor or lessee;

        (g)        Lease of any Equipment or other personal property that requires annual rental payments of more than One Hundred Thousand Dollars ($100,000), in each case whether as lessor or lessee;

        (h)        Joint venture, partnership or strategic alliance Contract or Contract evidencing an equity ownership interest in another Person;

        (i)        Contract with any Affiliated Person that will impose continuing obligations on Company Group after the Closing;

        (j)        legally binding Contract for the purchase of raw materials, commodities, supplies, products, or other personal property, or for the receipt of services, in each case, if the performance of which will extend over a period of more than one year or is projected to involve consideration in excess of Fifty Thousand Dollars ($50,000) annually;

        (k)        Contracts (other than “shrinkwrap” licenses related to commercially available software) licensing, transferring or otherwise involving Proprietary Rights;

        (l)        Contract with any consultant providing for payments in excess of Fifty Thousand Dollars ($50,000) per annum;

        (m)        Contract providing for commission or similar payments to any Person based on sales or purchases of Company Group’s products or services or Company Group’s profits (other than direct payments for goods);

        (n)        Contract under which any member of Company Group has advanced or loaned any other Person amounts in the aggregate exceeding Twenty-five Thousand Dollars ($25,000), other than account receivables incurred in the Ordinary Course of Business;

        (o)        Contract with any Governmental Authority;

        (p)        agreement regarding consignment, bailment, agency, representation, distribution, dealership or franchise which cannot be cancelled by Company Group without payment or penalty upon notice of sixty (60) days or less;

        (q)        guaranty, performance, bid or completion bond, or surety or indemnification agreement (other than any guaranty or indemnification obligation with respect to contracts or agreements which provide for the receipt or expenditure by Company Group of less than One Hundred Thousand Dollars ($100,000);

        (r)        other agreement which provides for the receipt or expenditure of more than One Hundred Thousand Dollars ($100,000); or

        (s)        Any other Contract not specifically listed above that is (i) material to the Business or (ii) not in the Ordinary Course of Business and provides for receipt or expenditure by Company Group of more than Ten Thousand Dollars ($10,000).

        True, correct and complete copies (or a written summary of the material terms, if oral) of all Contracts listed on Schedule 3.8 (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) (the “Material Contracts”) have been made available to Buyer. All such Material Contracts are valid and binding agreements of Company Group, and are in full force and effect, and Company Group is not (nor, to Seller’s Knowledge, is any other party thereto) in default or breach under any terms of any such Material Contract. No act or omission on the part of Company Group (or, to Seller’s Knowledge, on the part of any other party thereto) has occurred which, without any further act or omission the part of Company Group and only contingent upon the giving of notice and/or lapse of time, would constitute a default or breach, or give any party a right of termination or acceleration, under the terms of any such Material Contract.

        3.9        Financial Statements.

        (a)        Seller has made available to Buyer the financial statements and other financial information included or specified on Schedule 3.9 (collectively, the “Financial Information”). The Financial Information (i) was prepared in accordance with GAAP (except, in the case of interim financial statements, for normal year-end adjustments and the omission of footnote disclosures required by GAAP); and (ii) fairly presents, in all material respects, the financial position, results of operation and changes in financial position of Company Group and the Business as of and for the periods covered by such Financial Information.

        (b)        Except as set forth on Schedule 3.9, no member of Company Group has any Liability, Indebtedness or obligation, absolute or contingent (individually or in the aggregate), that would be required by GAAP to appear in a consolidated balance sheet of Company Group, except Liabilities, Indebtedness and obligations (i) to the extent reflected in the determination of the Actual Net Equity Amount, or (ii) incurred since the Applicable Date and not individually greater than Twenty-five Thousand Dollars ($25,000), or in the aggregate greater than One Hundred Thousand Dollars ($100,000).

        3.10        Ownership and Permitted Use of Assets. Except as provided in Schedule 3.10 and except with respect to Real Property (which is the subject of Section 3.18), Company Group has good and marketable title to all of its assets and property free and clear of all Liens other than Permitted Liens. Schedule 3.10 lists all assets and properties in which the Company Group has a leasehold interest. With respect to the assets and property it leases, Company Group is in compliance with such leases, and holds a valid leasehold interest to such property and assets, free of any Liens other than Permitted Liens, and all said leases are valid and existing and in full force and effect. Except as provided on Schedule 3.10, the assets and property owned and leased by Company Group (a) are all of the assets and property utilized by Company Group; (b) are all of the assets and property necessary to operate the Business as currently operated; and (c) constitute all of the assets and property relating to or used or held for use in connection with the Business during the past twelve (12) months (except inventories sold, cash disposed of, accounts receivable collected, prepaid expenses realized, Contracts fully performed, and properties or assets replaced by equivalent or superior properties or assets, in each case in the Ordinary Course of Business). Except as provided on Schedule 3.10, all of the assets and property owned or leased by Company Group that are material to the operation of the Business (a) are in good condition, ordinary wear and tear excepted, and (b) have been maintained, repaired and replaced in the Ordinary Course of Business.

        3.11        Absence of Changes or Events. Except as disclosed in Schedule 3.11, and as contemplated by this Agreement and the transactions contemplated hereby, since the Applicable Date, Company Group has (a) at all times operated and conducted its operations only in the Ordinary Course of Business; and (b) maintained, repaired and replaced its material assets in the Ordinary Course of Business. Except as disclosed in Schedule 3.11, since the Applicable Date, there has not been with respect to Company Group taken as a whole: (a) any declaration or payment of any dividend or other distribution to any equity owner(s) upon or in respect of any equity interest, or a purchase, retirement or redemption or entry into any obligation to purchase, retire or redeem any equity interest; (b) creation of any Lien on any assets or property, other than Permitted Liens; (c) sale, transfer, lease to others or other disposition of any material assets or property, except the sale of inventory in the Ordinary Course of Business; (d) any labor union organizing activity, any actual or threatened employee strikes, work stoppages, slowdowns or lockouts, or any material adverse change in relations with any employees or labor unions; (e) any material change made in the rate of compensation, commission, bonus or other direct or indirect remuneration or compensation payable, or any payment of or agreement made to pay or oral promise made to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to any officers, employees or directors; (f) any material capital expenditures or material capital additions deferred or delayed; (g) any material modification in the terms of any Contract related to Indebtedness or other evidence of Indebtedness; (h) any actual loss of any Material Contract or receipt by Seller or Company Group of any written notification threatening the loss of any Material Contract; (i) any cancellation, without payment in full, of any Indebtedness; (j) any material amendment to any Material Contract; or (k) any Contract entered into to take any of the types of action described in this Section 3.11.

        3.12        Brokers or Finders. No Liability has been incurred or shall be incurred by any Person for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby as a result of the actions of Shareholders, Seller or any member of Company Group.

        3.13        Litigation; Compliance with Laws. Except as set forth on Schedule 3.13, there are no (and have not in the past three (3) years been any) Legal Proceedings to which any member of Company Group is a party, and to Seller’s Knowledge, no such Legal Proceeding is threatened. No member of Company Group is subject to any unsatisfied judgment or award, order, writ, injunction or decree of any Governmental Authority. Except as set forth on Schedule 3.13, no member of Company Group is in violation of nor has either in the past violated, any Law. Except as set forth on Schedule 3.13, no member of Company Group has received any notification or allegation from any Person or Governmental Authority alleging a violation by Seller or any member of Company Group, the Business or the assets or properties of Company Group of any Law.

        3.14        Taxes. Each member of Company Group has filed all Tax Returns which it is required by Law to file relating to all Taxes, including, without limitation, income, property, sales, use, franchise, added value, payroll, and employees’ income withholding. Except as set forth on Schedule 3.14, all such Tax Returns were and are complete and correct in all respects, were prepared and filed in accordance with applicable Law, and Company Group has each timely paid all Taxes shown as due and payable on each Tax Return or that was otherwise due from Company Group, together with any interest, penalties, assessments or deficiencies related thereto. Except as set forth on Schedule 3.14, the charges, accruals and reserves for Taxes reflected in the Financial Information were adequate to cover the Tax Liabilities accruing or payable by Company Group as of the respective dates of the Financial Information. None of Company Group is delinquent in the payment of any Taxes nor has any of them requested any extension of time within which to file or send any Tax Return which remains in effect as of the date of this Agreement. None of Company Group is liable for any penalties, assessments or deficiencies related to Taxes. Except as set forth on Schedule 3.14, to Seller’s Knowledge, no audit or deficiency for any Taxes has been proposed, asserted or assessed with respect to Company Group nor is there any Legal Proceeding pending with respect to any Tax against Company Group. None of Company Group has granted any extension of a limitation period applicable to any Tax claim against Company Group that remains in effect as of the date of this Agreement. None of Company Group has joined in the filing of a consolidated Tax return for federal, local or foreign purposes with any group of corporations or other entities for which the applicable statute of limitations remains open. None of Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (a) change in method of accounting for a taxable period ending on or prior to the Closing Date; (b) “closing agreement” described in Code Section 7121 (or any corresponding provision of state, local or foreign Tax law) executed on or prior to the Closing Date; (c) intercompany transactions or any excess loss account on or prior to the Closing Date described in Treasury Regulations under Code Section 1502 (or any corresponding provision of state, local or foreign Tax law); or (d) any installment sale or open transaction disposition made on or prior to the Closing Date; or (e) prepaid amount received on or prior to the Closing Date.

        3.15        Employee Relations.

        (a)        Except as set forth on Schedule 3.15(a), no charge, complaint or Legal Proceeding involving employment discrimination against Company Group is pending or has existed during the last three (3) years, nor to Seller’s Knowledge is any such charge, complaint or Legal Proceeding threatened, nor does Seller have any Knowledge of any reasonable basis for any such charge, complaint or Legal Proceeding.

        (b)        Except as set forth in Schedule 3.15(b), Company Group is not a party to or bound by any collective bargaining agreement applicable to its employees. Seller has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Company Group. Company Group is not engaged in any unfair labor practice with respect to its employees. There is (i) no unfair labor practice charge, complaint or Legal Proceeding pending against Company Group or, to the Knowledge of Seller, threatened against Company Group before the National Labor Relations Board, and no Legal Proceeding arising out of or under any collective bargaining agreement is so pending against Company Group, or to the Knowledge of Seller, so threatened, and (ii) no strike, labor dispute, slow down or work stoppage pending or to Seller’s Knowledge threatened against Company Group.

        (c)        Except as disclosed in Schedule 3.15(c), Company Group has with respect to the Business complied in all respects with all applicable Laws relating to labor, labor relations or employment, including, without limitation, any provisions thereof relating to equal employment opportunity, wages, hours, overtime regulation, employee safety, immigration control, drug testing, termination pay, vacation pay, fringe benefits, collective bargaining, payment of statutory profit sharing, and the payment or accrual of the same and all Taxes, insurance and all other costs and expenses applicable thereto, and Company Group is not liable for any arrearage, or any Taxes, costs or penalties for failure to comply with any of the foregoing. Within the past three (3) years, Company Group has not implemented any plant closing or layoff of employees that required compliance with the WARN Act. Neither Company Group nor Buyer will incur any Liability, penalty or other charge under the WARN Act as the result of the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

        (d)        True, correct and complete copies of all of Company Group’s employee handbooks and other written employment policies have been made available to Buyer prior to the execution of this Agreement. With respect to this transaction, any notice required under the National Labor Relations Act of 1935, as amended or any collective bargaining agreement of Company Group has been or will be given, and all bargaining obligations of Company Group with any employee representative have been satisfied.

        3.16        Employees and Consultants.

        (a)        Schedule 3.16(a) sets forth, as of April 30, 2009, a true, correct and complete list of each employee of Company Group and each consultant to Company Group that has entered into a written consulting agreement with Company Group, position and title (if any), current rate of compensation (identifying bonuses, commissions, incentive compensation and equity-based compensation for the last completed fiscal year, if any, separately), and, in the case of an employee, whether such employee is hourly or salaried, unionized or non-unionized, whether such employee is exempt or non-exempt, whether such employee is absent from active employment and, if so, the date such employee became inactive, and, if applicable, the anticipated date of return to active employment. Except as disclosed on Schedule 3.16(a), Company Group does not have any unsatisfied Liability to any previously terminated Representative of Company Group. Except as set forth on Schedule 3.16(a), no Person listed on

Schedule 3.16(a) has received any bonus or increase in compensation since the Applicable Date, nor since such date has there been any promise orally or in writing to any such Person of any bonus or increase in compensation or continued employment.

        (b)        Except as set forth on Schedule 3.16(b), all employees of and consultants to Company Group are “employees at will” or otherwise employed or retained in such a manner that Company Group may lawfully terminate the employment or other retention of such Persons at any time, with or without cause.

        (c)        Each Person currently or formerly retained as an independent contractor by Company Group qualifies or qualified as an independent contractor and not as an employee of Company Group under the Code.

        (d)        Neither the execution of this Agreement or the other Transaction Documents nor the consummation of the transactions contemplated hereby or thereby shall cause Company Group to be in breach of any Contract with any employee or consultant of Company Group or, except as set forth on Schedule 3.16(d), cause Company Group or Buyer to have any Liability with respect to any severance or other amount to any employee of or consultant to Company Group.

        (e)        All Representative wages, salaries, commissions, bonuses, compensated absences and other direct compensation for all services performed by them have been paid in full to or properly accrued in accordance with Company’s GAAP. All obligations of Company Group relating to its Representatives, whether arising by operation of Law, Contract, past service or otherwise, for payments to trusts or other funds or to any governmental agency, or to any individual Representative (or to his or her heirs, legatees or legal representatives) with respect to unemployment compensation, benefits, profit sharing or retirement benefits or social security benefits have been paid, or have been properly accrued in accordance with Company’s GAAP. All obligations of Company Group to its Representatives, whether arising by operation of Law, Contract, past practice or otherwise, for vacation and holiday pay, bonuses and other forms of compensation for all services performed by them have been paid, or have been properly accrued in accordance with Company’s GAAP.

        3.17        Employee Benefits.

        (a)        All Applicable Plans of Company Group are listed in Schedule 3.17(a). Except as disclosed on Schedule 3.17(a), no material Liability has been incurred with regard to any Applicable plan nor is there any condition or circumstances that could reasonably be expected to give rise to any material Liability, other than Liabilities arising in the ordinary course of business. Company Group has no Liability with respect to any Applicable Plan maintained, sponsored or contributed to by an ERISA Affiliate (either currently or in the past), or to which such ERISA Affiliate has (or had) an obligation to contribute.

        (b)        Each Applicable Plan is in material compliance with the terms of its plan document and, to the extent applicable, with ERISA, the Code, and all other applicable Laws (including, without limitation, compliance with the health care continuation requirements of

COBRA and the deferred compensation rules and withholding requirements set forth in Section 409A of the Code), and with any applicable collective bargaining agreement and all other agreements and instruments applicable to any Applicable Plan. Each Applicable Plan that is a pension plan, as defined in Section 3(2) of ERISA (each, a “Pension Plan”), has been determined by the IRS to be qualified under the Code or is a prototype plan which has received an opinion letter that may be relied upon by the Pension Plan. Each such Pension Plan has, in fact, been qualified in form and operation under the Code from the effective date of such Pension Plan and there have been no amendments or other developments since the effective date of such Pension Plan which could cause the loss of such qualified status. Buyer acknowledges that Applicable Plans may have insignificant events of noncompliance which can be self-corrected under the IRS EPCRS guidelines which need not be disclosed pursuant to this section. There are no Legal Proceedings pending or to the Seller’s Knowledge, threatened against or involving the Applicable Plans, or against any administrator or fiduciary of any Applicable Plans.

        (c)        Seller has made available to Buyer true and complete copies of all Applicable Plan documents of Company Group and all other material documents relating to plan administration, including but not limited to the following items with respect to each Applicable Plan:

        (i)        the Applicable Plan documents (and any applicable trust agreement, investment management agreement, administrative service Contract or insurance Contract);

        (ii)        the most recent IRS determination letter relating to each of the Pension Plans and, if applicable, welfare plans, as defined in Section 3(1) of ERISA (the “Welfare Plans”);

        (iii)        the three (3) most recent Annual Reports (Form 5500 Series) and accompanying schedules for each of the Applicable Plans as filed pursuant to applicable Law;

        (iv)        the summary plan description (as currently in effect) and any summary of material modification for each of the Applicable Plans;

        (v)        the most recent summary annual report furnished for each of the Applicable

Plans;

        (vi)        the most recent actuarial valuations, if applicable, and latest financial statements for each of the Applicable Plans;

        (vii)        all documents or other communications filed by Company Group with the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation, since January 1, 2003; and

        (viii)        any communication received by Company Group, its Representatives, or an Applicable Plan from the IRS, Department of Labor, or Pension Benefit Guaranty Corporation since January 1, 2003.

        (d)        Neither Company Group nor any ERISA Affiliate of Company Group, nor any of their Representatives (for which Company Group owes an indemnity obligation with respect to such Representatives’ actions) or shareholders, have engaged in any transaction with respect to any Applicable Plan in connection with which any of them would be subject either to a civil penalty assessed pursuant to Section 502 of ERISA or a tax imposed by Section 4975 of the Code. The execution and performance of this Agreement will not involve any prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

        (e)        None of the Applicable Plans is or for the calendar year 2001 or thereafter has been a pension plan subject to Title IV of ERISA, a plan subject to the funding requirements of Code Section 412, or a multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA or Code Section 414(f) (a “Multiemployer Plan”).

        (f)        Except as set forth on Schedule 3.17(f), the execution and performance of this Agreement and the other Transaction Documents will not (i) constitute a stated triggering event under any Applicable Plan or employment Contract that will result in any payment (whether of severance pay or otherwise) becoming due to any Representative of Company Group, (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any Representative of Company Group under any Applicable Plan or employment Contract, (iii) cause any Representative of Company Group to accrue or receive additional benefits, service or accelerated rights to payment of benefits under any Applicable Plan or employment Contract, or (iv) directly or indirectly cause Company Group or any ERISA Affiliate of Company Group to transfer or set aside any assets to fund or otherwise provide for benefits for any Representative of Company Group. There are no Contracts providing for payments that could subject any service provider of Company Group to Liability for Tax under Section 4999 of the Code. Except as set forth on one or more Schedules to this Section 3.17, no member of Company Group is party to any Contract or arrangement that is subject to Code Section 409A (“409A Plan”). Each 409A Plan has been operated since January 1, 2005, in good faith compliance with Code Section 409A, and has and has had at all times required by applicable Law a document in compliance with Code Section 409A.

        (g)        Neither Company Group nor any ERISA Affiliate of Company Group provides with respect to Representatives of Company Group, coverage under any Welfare Plan (including, but not limited to, life insurance, disability, medical, dental, prescription drugs, or accidental death or dismemberment) to any of their retirees, other than any continuation or conversion coverage which any such retiree may have purchased at his or her own expense.

        (h)        There have been no statements, either written or oral, or communications made or materials provided to any Representative of Company Group by any Person that provide for or could be construed as a Contract or promise by Company Group to provide for any pension, welfare, or other insurance-type benefits to any such Representatives, whether before or after retirement, other than benefits under the Applicable Plans.

        (i)        The Company Group does not provide any benefits to any Representatives of Company Group through a “multiple employer welfare arrangement,” as defined in Section 3(40)(A) of ERISA.

        3.18        Real Property.

        (a)        Schedule 3.18(a) lists (i) all Real Property owned, leased (whether as landlord or tenant) by Company Group (including a description of the record title holder, legal description (in the case of Owned Real Property), location (in the case of Leased Real Property), material improvements and any Indebtedness or other Lien related thereto; (ii) each option held by Company Group to acquire any Real Property; and (iii) any Contracts materially impacting any of the Acquired Real Property, including, without limitation, all Leases (regardless of whether Company Group is the landlord or the tenant).

        (b)        Company Group owns good, marketable and insurable title to all of the Owned Real Property (including, without limitation, the portion of the Owned Main Facility formerly leased by Company from GEN4, LLC), free and clear of Liens except Permitted Liens. The GEN4 Lease has been terminated and no member of Company Group has any Liability under or with respect to the GEN4 Lease. With respect to the Leased Real Property, Company Group is in compliance with all leases, and holds a valid leasehold interest to such property, free of any Liens except for Permitted Liens, and enjoys peaceful and undisturbed possession of the Leased Real Property, and all said leases are valid and existing and in full force and effect.

        (c)        Other than as disclosed in Schedule 3.18(c), neither the Owned Real Property nor the Leased Real Property is subject to any Lien, Indebtedness or any other covenant, restriction, encumbrance or easement, except for Permitted Liens. Company Group is not party to any Contracts with owners or users of Real Property adjacent to the Owned Real Property or the Leased Real Property relating to the use, operation or maintenance of such Owned Real Property or Leased Real Property or the adjacent Real Property.

        (d)        To Seller’s Knowledge and except as disclosed by any applicable Title Commitment or Survey, neither the Owned Real Property nor the Leased Real Property is the subject of any pending or threatened condemnation or eminent domain or similar proceeding or action.

        (e)        There are no Legal Proceedings pending or, to Seller’s Knowledge, threatened against or relating to the Owned Real Property or the Leased Real Property.

        (f)        To Seller’s Knowledge, there is no existing, pending or proposed (i) public improvement in, about or outside the Owned Real Property or the Leased Real Property which has or is reasonably likely to result in the imposition of any assessment, Lien, or charge against any part of the Owned Real Property or the Leased Real Property; or (ii) special assessment or similar charge impacting or which is reasonably likely to impact any material part of the Owned Real Property or the Leased Real Property.

        (g)        Complete and correct copies of any title opinions, abstracts, surveys, appraisals and environmental reports in Company Group’s possession or under its control and any policies of title insurance currently in force or in the possession of Company Group with respect to the Owned Real Property or the Leased Real Property have been made available to Buyer.

        (h)        The Owned Real Property and the Leased Real Property are in material compliance with all applicable building, zoning, subdivision, health and safety and other land use Laws, including the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Owned Real Property or the Leased Real Property (collectively, the “Real Property Laws”), and the current use and occupancy of the Owned Real Property and the Leased Real Property and operation of the Business thereon do not violate any Real Property Laws. Company Group has not received any written notice of violation of any Real Property Law. To the Knowledge of Seller, there is no pending change in any Real Property Law that would be reasonably likely to impair the ownership, lease, use or occupancy of the Owned Real Property or the Leased Real Property in the continued operation of the Business.

        (i)        All water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Owned Real Property and the Leased Real Property, to the extent necessary for the operation of the Business as conducted thereon, are operational and sufficient for such operation.

        (j)        Except as set forth on Schedule 3.18(a), all of the Owned Real Property and the Leased Real Property (and all buildings, structures and improvements located on the Acquired Real Property) (i) is in good condition and repair, ordinary wear and tear excepted, and (ii) has been maintained, repaired and replaced in the Ordinary Course of Business, and Company Group has not delayed or deferred any material maintenance, repair, replacement or capital expenditures in contemplation of the transactions contemplated hereby.

        (k)        Company Group has not received any notices from any insurer of the Owned Real Property or the Leased Real Property that the Owned Real Property or the Leased Real Property fails to meet underwriting standards or requires repairs, alterations or other work to be performed.

        3.19        Environmental Liability.

        (a)        Except as set forth on Schedule 3.19(a), Company Group is not in violation of, and the Company Group has not in the past violated, any applicable Environmental, Health and Safety Requirements.

        (b)        Except as set forth on Schedule 3.19(b), to Seller’s Knowledge, there are no underground storage tanks, landfills, surface impoundments, or disposal areas located upon the Owned Real Property. Prior to the Closing, Seller has caused substantially all liquid contained in the underground storage tanks located on the Owned Real Property to have been removed from such underground storage tanks and properly disposed on in compliance with all applicable Laws.

        (c)        Except as set forth on Schedule 3.19(c), to Seller’s Knowledge, the Acquired Real Property (i) does not contain any substances which will require remedial action under any Environmental, Health and Safety Requirements, and (ii) is not contaminated with any Hazardous Substance.

        (d)        Except as set forth on Schedule 3.19(d), to Seller’s Knowledge, the Acquired Real Property does not contain any polychlorinated biphenyls (“PCBs”) or asbestos containing materials.

        (e)        With respect to the period from the date Company Group acquired fee simple title to the applicable parcel of the Owned Real Property to the Closing Date (i) Company Group has not caused or permitted Hazardous Substances to be brought on, kept, stored, used, generated, treated, disposed of or transported in, about or from such Owned Real Property (or the Leased Real Property) by Company Group in violation of any applicable Environmental Health and Safety Requirement, and (ii) Company Group has not caused or permitted a release of Hazardous Substances at such Owned Real Property. With respect to the period from the date Company Group acquired a leasehold interest in the applicable parcel of the Leased Real Property to the Closing Date, (i) Company Group has not caused or permitted Hazardous Substances to be brought on, kept, stored, used, generated, treated, disposed of or transported in, about or from such Leased Real Property by Company Group in violation of any applicable Environmental Health and Safety Requirement, and (ii) Company Group has not caused or permitted a release of Hazardous Substances at such Leased Real Property.

        (f)        Except as set forth on Schedule 3.19(a), there are no Legal Proceedings, orders or citations involving Company Group, the Business the Owned Real Property or the Leased Real Property pending or, to Seller’s Knowledge, threatened, with respect to or involving any Environmental, Health and Safety Requirements.

        (g)        Except as set forth on Schedule 3.19(a), Company Group has not received any written notice regarding any actual or alleged violation of, or any Liability pursuant to, Environmental, Health and Safety Requirements, including any investigatory, remedial or corrective obligations.

        (h)        Company Group has made available to Buyer complete copies of all reports, studies, correspondence and documents that are in the possession or under the control of Company Group relating to the presence of Hazardous Substances at, on, under or from the Owned Real Property and the Leased Real Property and/or Company Group’s compliance with or Liability pursuant to Environmental, Health and Safety Requirements.

        3.20        Insurance. Schedule 3.20 lists all policies of insurance maintained by Company Group (the “Insurance Policies”). Such Insurance Policies are in full force and effect and all premiums due thereon due through the date hereof have been paid. Schedule 3.20 sets forth a list of all claims which are currently pending (or that have been made in the past three years) under any Insurance Policy. Except as set forth on Schedule 3.20, all of such claims have been satisfied or, to Seller’s Knowledge, are being defended by an insurance carrier.

        3.21        Intellectual Property. Schedule 3.21 contains a list of (a) all Proprietary Rights owned or used by Company Group; and (b) all licenses and other rights granted by Company Group to any third party with respect to any Proprietary Rights, and all licenses and rights granted by any third party to Company Group with respect to any Proprietary Rights. Company Group owns or has the right to use pursuant to a valid and enforceable license all Proprietary Rights owned or used by Company Group. Except as set forth on Schedule 3.21, all Representatives of Company Group have signed intellectual property assignment agreements assigning to Company Group all Proprietary Rights they have or may develop in connection with their work for Company Group. Company Group is not infringing any Proprietary Rights of any third party, and to the Knowledge of Seller, no third party is infringing any Proprietary Rights owned or used by Company Group. Except as set forth on Schedule 3.21, there are no claims or Legal Proceedings pending against Company Group asserting the infringement of any Proprietary Rights or asserting the invalidity, misuse, unenforceability or ownership of any Proprietary Rights owned or used by Company Group, and (to Seller’s Knowledge) no such claims or Legal Proceedings are threatened or have existed in the past three (3) years.

        3.22        Customers and Suppliers. Set forth on Schedule 3.22 is a list of the names of the twenty (20) largest customers and the twenty (20) largest suppliers (measured by dollar volume of purchases or sales in each case in 2008) of Company Group, and the percentage of Company Group’s business which each such customer or supplier represented during the calendar years ending December 31, 2008, December 31, 2007, and December 31, 2006. Except as set forth on Schedule 3.22, (a) there exists no actual termination or cancellation of, or material adverse change in, the business relationship of the Company Group with any customer that has in the aggregate paid Company Group more than One Hundred Fifty Thousand Dollars ($150,000) in the past two (2) years or any supplier listed on Schedule 3.22, and (b) Seller has not received written notice threatening the termination or cancellation of, or material adverse change in, the business relationship of the Company Group with any customer that has in the aggregate paid Company Group more than One Hundred Fifty Thousand Dollars ($150,000) in the past two (2) years or any supplier listed on Schedule 3.22.

        3.23        Permits and Licenses. Except as set forth Schedule 3.23, Company Group possesses all licenses, permits, approvals, authorizations, certifications, consents and listings of all applicable Government Authorities and all applicable certification organizations (collectively, “Permits”) which are required in order for Company to conduct the Business as presently conducted. All such Permits are in full force and effect, and to Seller’s Knowledge, no suspension or cancellation of any of them is threatened. Company Group is in material compliance with all requirements, standards and procedures related to such Permits. Schedule 3.23 includes a list of all material Permits that are required to be held by Company Group that are necessary to carry on the Business as currently conducted.

        3.24        Products Liability. Except as set forth on Schedule 3.24-A, there exists no pending or, to the Knowledge of Seller, threatened Legal Proceeding, inquiry or investigation by any Person or by or before any Governmental Authority relating to any product manufactured, distributed or sold by Company Group, and alleged to have been defective or improperly designed or manufactured or in breach of any express or implied product warranty.

With respect to any matter identified on Schedule 3.24-A, Company Group is validly insured with respect thereto under the Insurance Policies referenced on Schedule 3.20. Schedule 3.24-B lists all actual or, to Seller’s Knowledge, threatened Legal Proceedings, inquiries and investigations occurring at any time in the five (5) years preceding the Closing Date by any Person or by or before any Governmental Authority relating to any product manufactured, distributed or sold by Company Group, and alleged to have been defective or improperly designed or manufactured or in breach of any express or implied product warranty. Schedule 3.24-C sets forth (a) a specimen copy of each form of written warranty covering products sold by Company Group which has not yet expired; and (b) a summary of the warranty expense incurred by Company Group during each of its last five (5) years. The Company Group has not made or granted any oral warranties of any kind.

        3.25        Accounts Receivable. Except as disclosed on Schedule 3.25, all accounts receivable of Company Group reflected on the Financial Information represent obligations to Company Group arising from bona fide transactions in the Ordinary Course of Business.

        3.26        Affiliate Transactions. Except as disclosed on Schedule 3.26, no officer, director or managing member of Seller or any member of Company Group, nor any shareholder or other equity owner of Seller (including, without limitation, Shareholders) or Company Group, nor any person related by blood, adoption or marriage to any such person (collectively, “Affiliated Persons”), nor any entity in which any Affiliated Person owns any capital stock or other equity ownership interest, excluding ownership of not more than three percent (3%) of the outstanding capital stock or other equity ownership interest of any publicly traded company, (i) is a party to any Contract with any member of Company Group that will impose continuing obligations on Company Group after the Closing, or (ii) owns or leases any asset, tangible or intangible, which is used in or necessary for the Business.

        3.27        Tax Matters.

        (a)        No Contract to which any member of Company Group is a party will give rise as a result of the transactions contemplated by this Agreement or the other Transaction Documents to the payment by Company Group or Buyer of any amount that will not be deductible as a result of the terms of Section 280G of the Code and the rules and regulations thereunder. Except as provided on Schedule 3.27, no Contract to which any member of Company Group is a party will give rise as a result of the transactions contemplated by this Agreement or the other Transaction Documents to the payment of (a) any sale bonus or stay bonus; or (b) any change of control or severance payment (including any such payment triggered in whole or in part as a result of the consummation of any such transaction).

        (b)        Seller (i) has been an S corporation (as such term is defined in Section 1361 of the Code (and any corresponding provision of state or local income tax law) at all times since its incorporation; and (ii) will not recognize any gain under Section 1374 of the Code (or any other corresponding provision of state or local income tax law) as a result of any of the transactions contemplated by this Agreement. Company (i) has at all times since [June 17, 2009] been treated as a qualified subchapter S subsidiary of Seller as defined in Section 1361(b)(3)(B) of the Code or otherwise as disregarded separate from its owner pursuant to Treas. Reg.

301.7701-3(b)(1) and has not filed an election to be treated as a corporation pursuant to Treas. Reg. 301.7701-3(c)(1)(i); (ii), and prior to such date was an S corporation (as such term is defined in Section 1361 of the Code (and any corresponding provision of state or local income tax law) since January 1, 1986; and (iii) will not recognize any gain under Section 1374 of the Code (or any other corresponding provision of state or local income tax law) as a result of any of the transactions contemplated by this Agreement. Except as set forth on Schedule 3.27, no member of the Company Group has liability for payment of any Tax of any Person that is not a member of the Company Group as a result of (i) being a member of an affiliated, consolidated, combined, or unitary group, (ii) an express or implied obligation to indemnify another Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to Taxes, or (iii) as a result of any agreements or arrangements with any other Person with respect to Liability for Taxes of a predecessor entity.

        3.28        Prohibited Payments. Company Group has not (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, or (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended.

        3.29        Securities Issues.

        (a)        The Issued Shares are being acquired by Seller and not by any other Person and for the account of Seller, not as a nominee or agent and not for the account of any other Person. Seller is not obligated to transfer the Issued Shares, or any of them, to any other Person, nor does Seller have any present intention, agreement or understanding to do so. Seller is acquiring the Issued Shares for investment for an indefinite period and not with a view toward the sale or distribution of any part thereof by public or private sale or other disposition.

        (b)        Seller (i) has had a reasonable opportunity to ask questions of and receive answers from Buyer concerning the acquisition of the Issued Shares, (ii) has been permitted access, to Seller’s satisfaction, to Buyer’s public filings (the “SEC Filings”) made pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (iii) understands that the acquisition of the Issued Shares is subject to risks as stated in the risk factors disclosed in Buyer’s SEC Filings or as otherwise may be applicable to similar investments and acknowledges that it has had an opportunity to review, and upon review, fully understands such risk factors.

        (c)        The Issued Shares were not offered to Seller by way of general solicitation or general advertising by any means.

        (d)        Seller understands and agrees that the Issued Shares have not been registered or qualified under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities Law.

        (e)        Seller is an “accredited investor” as such term is defined in the Securities Act and the regulations related thereto.

        3.30        LIMITATION ON REPRESENTATIONS AND WARRANTIES. EXCEPT AS SPECIFICALLY SET FORTH IN THIS ARTICLE III, NONE OF SELLER, COMPANY OR SHAREHOLDERS HAVE MADE, DIRECTLY OR INDIRECTLY, ANY OTHER OR FURTHER REPRESENTATIONS OR WARRANTIES WHATSOEVER, EITHER EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT, AND BUYER HAS NOT RELIED ON ANY OTHER REPRESENTATIONS OR WARRANTIES OTHER THAN AS SPECIFICALLY SET FORTH IN THIS ARTICLE III. THIS AGREEMENT SHALL NOT BE GOVERNED BY THE WARRANTIES PROVIDED BY ARTICLE 2 OF THE UNIFORM COMMERCIAL CODE AS ADOPTED IN ANY JURISDICTION.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer hereby represents and warrants to Seller, as a material inducement for Seller to enter into this Agreement, the following as of the Effective Time.

        4.1        Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan.

        4.2        Authority. The execution, delivery and performance of this Agreement and each other Transaction Document by Buyer have been duly authorized by the board of directors of Buyer and all other necessary actions and proceedings, and Buyer has full power and authority to execute and deliver this Agreement and each other Transaction Document and to consummate the transactions contemplated hereby and thereby. This Agreement and each other Transaction Document is a valid and binding obligation of Buyer, and are enforceable against Buyer in accordance with their terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally, and by general equitable principles.

        4.3        No Violation. Neither the execution and delivery of this Agreement nor the other Transaction Documents nor the consummation of the transactions contemplated hereby or thereby will, (a) violate any provision of the Articles of Incorporation or by-laws of Buyer; (b) violate, conflict with, or result in a breach or default under or termination or acceleration of (or otherwise give any other contracting party the right to terminate or accelerate) any Contract to which Buyer is a party or to which its business or assets are bound or subject; (c) result in the creation of any Lien upon the assets of Buyer; or (d) violate any applicable Law. Except (i) as disclosed on Schedule 4.3, and (ii) for applicable requirements of the HSR Act, no filings with, notices to or Authorizations by, any third parties, including, without limitation, any Governmental Authorities, are necessary for Buyer to consummate the transactions contemplated by this Agreement or the other Transaction Documents.

        4.4        No Default. Buyer is not a party to any unexpired, undischarged or unsatisfied written or oral Contract or other instrument under the terms of which performance by Buyer according to the terms of this Agreement and the other Transaction Documents will be a default or an event of default or acceleration, or grounds for termination, or whereby timely performance by Buyer according to the terms of this Agreement and the other Transaction Documents may be prohibited, prevented or delayed.

        4.5        Brandrud Financial Information. Buyer has provided to Seller the financial statements included or specified on Schedule 4.5 (collectively, the “Brandrud Financial Information”) with respect to the Brandrud business of Buyer (the “Brandrud Business”). The Brandrud Financial Information (a) was prepared in accordance with GAAP (except, in the case of interim financial statements, for normal year-end adjustments and the omission of footnote disclosures required by GAAP); and (b) fairly presents, in all material respects, the financial position and results of operation of the Brandrud Business as of and for the periods covered by such Brandrud Financial Information.

        4.6        Brokers or Finders. Except as set forth on Schedule 4.6, no Liability has been incurred or shall be incurred by any Person for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby as a result of the actions of Buyer.

        4.7        Securities Issues.

        (a)        The Ownership Interest is being acquired by Buyer and not by any other person or entity, with the funds of Buyer and not with the funds of any other person or entity, and for the account of Buyer, not as a nominee or agent and not for the account of any other person or entity. Buyer is not obligated to transfer the Shares, or any of them, to any other person or entity, nor does Buyer have any present intention, agreement or understanding to do so. Buyer is acquiring the Ownership for investment for an indefinite period and not with a view toward the sale or distribution of any part thereof by public or private sale or other disposition.

        (b)        Buyer has had a reasonable opportunity to ask questions of and receive answers from Seller and Company Group concerning the acquisition of the Ownership Interest.

        (c)        Buyer understands and agrees that the Ownership Interest has not been registered or qualified under the Securities Act or any applicable state securities law.

        (d)        Buyer is an “accredited investor” as such term is defined in the Securities Act and the regulations related thereto.

        (e)        Each Issued Share has been, and each share of Buyer’s common stock that may be issued pursuant to the terms of Section 2A and/or the Success Payment Agreement will be, duly and validly authorized for issuance by Buyer. Upon consummation of the transactions contemplated hereby, each Issued Share will be duly and validly issued, fully paid and nonassessable and not issued in violation of the preemptive rights of any past or present shareholder of Buyer. Upon consummation of the transactions contemplated thereby, each share of Buyer’s common stock that may be issued pursuant to the terms of Section 2.2A and/or the Success Payment Agreement will be duly and validly issued, fully paid and nonassessable and not issued in violation of the preemptive rights of any past or present shareholder of Buyer. The Issued Shares are, and upon consummation of the transactions contemplated thereby, each share of Buyer’s common stock that may be issued pursuant to the terms of Section 2.2A and/or the Success Payment Agreement will be, listed on The Nasdaq Global Select Market.

        4.8        No Reliance. Prior to and in connection with the negotiation of this Agreement, Seller, Company and Shareholders prepared and provided to Buyer (a) various projections, forecasts, financial statements, adjusted financial statements and the like relating to Company and the Business and its adjusted historical and potential anticipated future revenues, earnings and earnings before interest, Taxes and depreciation (“EBITDA”) and other data, including the underlying assumptions and basis therefor and potential growth and other opportunities (collectively, “Adjusted Financials and Forecasts”); and (b) various other data and information relating to Company and the Business as part of a virtual data room (“Data Room Information”). Buyer acknowledges and agrees as follows with respect to the Adjusted Financials and Forecasts and the Data Room Information:

        (i)        none of Company, Seller, Shareholders, Seller’s attorneys or Seller’s accountants make any representations or warranties with respect to the Adjusted Financials and Forecasts or the Data Room Information, or the participation of Company, Seller, Shareholders, Seller’s attorneys or Seller’s accountants in the preparation or the use thereof by Buyer;

        (ii)        it is understood and agreed by Buyer that the Adjusted Financials and Forecasts may not have been updated or amended since their issuance date and events and circumstances may have changed since that date and further that such Adjusted Financials and Forecasts are inherently highly speculative and uncertain in nature and that there can be no assurance or guarantee that any adjusted historical or potential future results projected therein will not be materially different than as set forth; and

        (iii)        Buyer is acquiring Company and the Business solely based upon its own independent due diligence investigation of Company and the Business and the representations, warranties and covenants made by Seller in this Agreement and not in reliance upon any written or oral statements made by any other person (which statements, if made, have not been authorized by Company, Seller or any Shareholder and should not be relied upon), including the Adjusted Financials and Forecasts and/or the Data Room Information. Buyer acknowledges and agrees, except as expressly set forth in this Agreement, none of Seller, Company nor any Shareholder makes any representations or warranties, either express or implied, in respect of any of Company’s assets, liabilities or the Business, or any other information previously provided to Buyer (including, without limitation, the accuracy or completeness thereof), and any such other representations or warranties are hereby expressly disclaimed

        Notwithstanding the foregoing or any other provisions hereof, this Section 4.8 shall not in any way (a) alter, change or limit any representations, warranties or covenants of Seller contained in this Agreement or any other Transaction Documents (if any), (b) alter, change or limit Buyer’s right to rely on the representations, warranties and covenants of Seller contained in this Agreement or any other Transaction Documents (if any), (c) limit Buyer’s right to indemnification (subject to the provisions of Article V) for any breach of any representations, warranties or covenants of Seller contained in this Agreement or any other Transaction Documents, and/or (d) alter, change or limit Buyer’s right to pursue any and all available rights and remedies in the case of intentional misrepresentation.

        4.9        LIMITATION ON REPRESENTATIONS AND WARRANTIES. EXCEPT AS SPECIFICALLY SET FORTH IN THIS ARTICLE IV, NONE OF BUYER NOR ANY OF ITS REPRESENTATIVES, HAVE MADE, DIRECTLY OR INDIRECTLY, ANY OTHER OR FURTHER REPRESENTATIONS OR WARRANTIES WHATSOEVER, EITHER EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT, AND NEITHER SELLER NOR ANY SHAREHOLDER HAS NOT RELIED ON ANY OTHER REPRESENTATIONS OR WARRANTIES OTHER THAN AS SPECIFICALLY SET FORTH IN THIS ARTICLE IV. THIS AGREEMENT SHALL NOT BE GOVERNED BY THE WARRANTIES PROVIDED BY ARTICLE 2 OF THE UNIFORM COMMERCIAL CODE AS ADOPTED IN ANY JURISDICTION.

ARTICLE V
INDEMNIFICATION

        5.1        Indemnification by Seller. Seller shall indemnify Buyer, Company and all of their respective Affiliates and their respective equity owners, directors, employees, agents and other Representatives (collectively, the “Buyer Indemnified Parties”) against and hold them harmless from all Liabilities resulting from, arising out of or related to (a) any breach of any representation or warranty of Seller contained in this Agreement; provided, however, that Seller shall not be liable for or required to indemnify the Buyer Indemnified Parties against any breach of any representation or warranty of Seller resulting solely from the Conversion, (b) any breach by Seller of any agreement or covenant contained in this Agreement, (c) any Product Liability Claims, (d) the Retirement Benefits, or (e) any breach or violation by any member of the Company Group (or any of their Representatives), occurring prior to the Closing or arising out of the act or omission of any member of the Company Group (or any of their Representatives) prior to the Closing, under or with respect to any Contract with the GSA (the “Buyer Indemnified Liabilities”).

        5.2        Indemnification by Buyer. Buyer shall indemnify Seller and its Affiliates and their respective equity owners, directors, employees, agents and other Representatives (collectively, the “Seller Indemnified Parties”) against and hold them harmless from all Liabilities resulting from, arising out of or related to (a) any breach of any representation or warranty of Buyer contained in Article IV of this Agreement, (b) any breach by Buyer of any agreement or covenant of Buyer contained in this Agreement, or (c) the Tax Equalization Amount (if any) (the “Seller Indemnified Liabilities”).

        5.3        Intentionally Omitted.

         5.4        Right of Offset. In the event that (a) Buyer in good faith claims that Seller owes indemnification amounts to a Buyer Indemnified Party hereunder, and (b) Seller has not satisfied such obligations to such Buyer Indemnified Party within seven (7) days after Seller’s receipt of written notification from such Buyer Indemnified Party to the effect that such amounts are due and owing pursuant to the terms hereof, then, subject to the other limitations contained in this Article V, Buyer, Company Group and their respective Affiliates shall have the right to set off any such disputed amounts against any payments due from Buyer, Company or any of their respective Affiliates to Seller, any Shareholder or any of their respective Affiliates, including, without limitation, (i) the CVR Consideration, (ii) the Success Payment, (iii) amounts owing under the Consulting Agreement, the Employment Agreement, the Case Goods Facility Lease, and/or the Supply Agreement, and/or (iv) any board fee owed to Mr. Mark Nemschoff for service on Buyer’s board of directors. In the event it is finally determined pursuant to Sections 5.5, 5.6 and 5.10 that Seller does not owe such amounts to a Buyer Indemnified Party, Buyer, Company Group or their respective Affiliates, as applicable, shall promptly pay the withheld amount to Seller, together with (y) interest from the date originally due at a rate equal to the “prime rate” of interest on the date such amounts were originally due as announced by The Wall Street Journal; and (z) solely in the case where Buyer is found in a final determination in arbitration pursuant to Section 5.10 to have set off an indemnification claim in bad faith, additional penalty interest on the withheld amount at a rate equal to twelve percent (12%) per annum.

        5.5        Third Party Claim Procedures. Other than with respect to any GSA Disputes (with respect to which the claim procedures are set forth in Section 6.12), subject to the provisions set forth below, the Indemnifying Party shall have the right, at its own expense, to participate in the defense of any Third Party Claim, and if said right is exercised, the parties shall cooperate in the investigation and defense of said Third Party Claim. The following provisions shall apply to any Third Party Claim:

        (a)        The Indemnified Party will give the Indemnifying Party written notice of any Third Party Claim within thirty (30) days of becoming aware of any such Third Party Claim; provided, however, that a delay in giving such notice shall relieve the Indemnifying Party only to the extent the Indemnifying Party suffers irreparable prejudice from or as a result of such a delay. The Indemnifying Party will undertake the defense thereof by representatives chosen by it, unless the Indemnifying Party disputes the propriety of such Third Party Claim for indemnification against it under the provisions of this Article V and delivers a written notice (“Dispute Notice”) of such dispute and election not to indemnify within twenty (20) days of receipt of notice of such Third Party Claim (in which case, the provisions of Section 5.10 shall govern the resolution of such disputed claim). If the Indemnifying Party does not properly deliver a Dispute Notice, the Indemnifying Party shall conclusively be deemed to have agreed to be fully responsible for all Buyer Indemnified Losses or Seller Indemnified Losses, as the case may be, relating to such Third Party Claim. If the Indemnifying Party undertakes the defense of such Third Party Claim, the Indemnifying Party shall use its commercially reasonable efforts to defend any such Third Party Claim actively and in good faith to its conclusion, and the Indemnified Party shall not settle or agree to an adjudication of such Third Party Claim. The Indemnified Party shall make fully available to the Indemnifying Party and its representatives on a timely basis all records and other materials required or requested by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Third Party Claim, and shall in all other respects give full and prompt cooperation and assistance in such defense.

        (b)        If the Indemnifying Party timely delivers a Dispute Notice to the Indemnified Party, then the Indemnified Party shall undertake the defense of the Third Party Claim, subject to its rights against the Indemnifying Party under this Article V. In such event, the Indemnified Party shall have the right to control the defense of the Third Party Claim, including the right to settle or compromise any such Third Party Claim without the consent of the Indemnifying Party.

        (c)        Notwithstanding a party’s responsibility for the defense of a Third Party Claim, the other party shall have the right to participate, at its own expense and with its own counsel, in the defense of a Third Party Claim, and to the extent reasonably requested by the other party, the party having responsibility for defense of the Third Party Claim (“Defending Party”) shall consult with the other party from time to time on all material matters relating to the defense of such Third Party Claim. The Defending Party shall promptly provide the other party with copies of all pleadings and material correspondence relating to such Third Party Claim.

        (d)        Notwithstanding the foregoing, the Indemnifying Party shall not (i) be entitled to control the defense of a Third Party Claim if (A) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; or (B) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party, and (ii) be entitled to settle any Third Party Claim if such settlement imposes any restriction or Liability on the Indemnified Party other than the payment of money, for which the Indemnifying Party will be responsible and will pay in full on the date of settlement, and for which the Indemnified Party shall have no Liability.

         5.6        Direct Claims Procedure. The following exclusive procedure shall govern any and all indemnification claims against an Indemnifying Party which may be brought pursuant to the provisions of this Agreement:

        (a)        The Indemnified Party shall give written notice to the Indemnifying Party of all claims, other than Third Party Claims (the procedure for which is set forth in Section 5.5), that could constitute a claim for indemnification under this Article V within 30 days of becoming aware of such claim; provided, however, that a delay in giving such notice shall relieve the Indemnifying Party only to the extent the Indemnifying Party suffers irreparable prejudice from or as a result of such a delay. The written notice shall specify, to the extent known by the Indemnified Party, (i) the factual basis for such claim and, if applicable, the specific alleged violation of this Agreement; (ii) the dollar amount of the claim and the basis therefor; and (iii) copies of any underlying correspondence or communications from a third party or otherwise with respect to the foundation of such claim.

        (b)        With respect to indemnification claims other than Third Party Claims (the procedure for which is set forth in Section 5.5), following receipt of notice from the Indemnified Party of a claim, the Indemnifying Party shall have 30 days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Indemnified Party shall fully and timely cooperate with the Indemnifying Party and the Indemnified Party agrees (subject to the Indemnifying Party executing a reasonable confidentiality agreement) to make fully and timely available to the Indemnifying Party and/or its authorized representatives the information relied upon by the Indemnified Party to substantiate the claim, as well as any other information bearing thereon reasonably requested by the Indemnifying Party. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of such 30-day investigation period (or any mutually agreed upon extension thereof) (“Investigation Period”) to the validity and amount of such claim, then the Indemnifying Party shall immediately pay, or cause to be paid, to the Indemnified Party the full amount of the claim, subject to the limitations set forth in Section 5.7. If the Indemnified Party and the Indemnifying Party do not mutually agree on the validity and amount of such Claim at or prior to the expiration of such Investigation Period, then the Indemnified Party and the Indemnifying Party shall agree to arbitrate such dispute pursuant to Section 5.10.

         5.7        Limitations on Indemnity. Notwithstanding any other provision of this Agreement:

        (a)        No claim or action shall be brought under clause (a) or (c) of Section 5.1 or clause (a) of Section 5.2 after the lapse of eighteen (18) months after the Closing Date (the “Claim Period”). Notwithstanding the foregoing, there shall be no time limitation on claims brought for (i) breaches of representations and warranties contained in Sections 3.1-3.7 (Organization, Organizational Documents, etc.), 3.10 (Good Title), 3.14 (Taxes) (provided, however, that the representations and warranties contained in Section 3.14 shall only constitute Fundamental Representations to the extent related to income Taxes), 3.19 (Environmental), 3.27 (Specific Tax Matters) (provided, however, that the representations and warranties contained in Section 3.27(a) shall only constitute Fundamental Representations to the extent related to income Taxes), 3.29 (Securities Issues), 4.1-4.4 (Organization of Buyer, Authority, etc.). and 4.7 (Securities Issues) (the “Fundamental Representations”); or (ii) based on intentional misrepresentation.

        (b)        Seller shall not have any liability for indemnification under clause (a) or (c) of Section 5.1 for any Buyer Indemnified Liability that is individually (and collectively with all Buyer Indemnified Liabilities arising out of or relating to the same or substantially similar facts, circumstances, occurrences or conditions) less than the Threshold Amount (“Excluded Buyer Liabilities”), and no Excluded Buyer Liabilities shall be aggregated for purposes of determining whether the Basket Amount has been reached under Section 5.7(d) or for purposes of Section 5.7(e). The limitation set forth in this Section 5.7(b) shall not apply with respect to an indemnification claim based upon (i) a breach of a Fundamental Representation or (ii) intentional misrepresentation.

        (c)        Buyer shall not have any liability for indemnification under clause (a) of Section 5.2 for any Seller Indemnified Liability that is individually (and collectively with all Seller Indemnified Liabilities arising out of or relating to the same or substantially similar facts, circumstances, occurrences or conditions) less than the Threshold Amount (“Excluded Seller Liabilities”), and no Excluded Seller Liabilities shall be aggregated for purposes of determining whether the Basket Amount has been reached under Section 5.7(f). The limitation set forth in this Section 5.7(c) shall not apply with respect to an indemnification claim based upon (i) a breach of a Fundamental Representation or (ii) intentional misrepresentation.

        (d)        Seller shall not have any liability for indemnification under clause (a) or (c) of Section 5.1 until the aggregate amount of all Buyer Indemnified Liabilities (excluding and without considering or taking into account Excluded Buyer Liabilities) incurred by Buyer which are subject to indemnification under clause (a) or (c) of Section 5.1 exceeds Eight Hundred Thousand Dollars ($800,000) (the “Basket Amount”), at which time Seller shall (subject to the other limitations set forth in this Article V) be liable for all such Buyer Indemnified Liabilities in excess of Four Hundred Thousand Dollars ($400,000). The limitation set forth in this Section 5.7(d) shall not apply with respect to an indemnification claim based upon (i) a breach of a Fundamental Representation or (ii) intentional misrepresentation.

        (e)        Seller shall not have any liability for indemnification under clause (a) of Section 5.1 with respect to claims based upon a breach of Section 3.19 until the aggregate amount of all Buyer Indemnified Liabilities (excluding and without considering or taking into account Excluded Buyer Liabilities) incurred by Buyer with respect to breaches of representations and warranties contained in Section 3.19 exceeds One Hundred Thousand Dollars ($100,000), at which time Seller shall (subject to the other limits of this Article V) be liable for all Buyer Indemnified Liabilities with respect to breaches of representations and warranties contained in Section 3.19 in excess of Fifty Thousand Dollars ($50,000). The limitation set forth in this Section 5.7(e) shall not apply with respect to an indemnification claim based upon (i) a breach of a representation or warranty contained in any section other than Section 3.19 or (ii) intentional misrepresentation.

        (f)        Buyer shall not have any liability for indemnification under clause (a) of Section 5.2 until the aggregate amount of all Seller Indemnified Liabilities (excluding and without considering or taking into account Excluded Seller Liabilities) incurred by Seller which are subject to indemnification under clause (a) of Section 5.2 exceeds the Basket Amount, at which time Buyer shall (subject to the other limitations set forth in this Article V) be liable for all such Seller Indemnified Liabilities in excess of Four Hundred Thousand Dollars ($400,000). The limitation set forth in this Section 5.7(f) shall not apply with respect to an indemnification claim based upon (i) a breach of a Fundamental Representation or (ii) intentional misrepresentation.

        (g)        Seller shall not have any liability for indemnification under clause (a) or (c) of Section 5.1 once the aggregate amount of Buyer Indemnified Liabilities actually indemnified by Seller pursuant to clauses (a) and (c) of Section 5.1 exceeds Four Million Dollars ($4,000,000) (the “Cap Amount”). The limitation set forth in this Section 5.7(g) shall not apply with respect to an indemnification claim based upon (i) a breach of a Fundamental Representation or (ii) intentional misrepresentation.

        (h)        Buyer shall not have any liability for indemnification under clause (a) of Section 5.2 once the aggregate amount of Seller Indemnified Liabilities actually indemnified by Buyer pursuant to clause (a) of Section 5.2 exceeds the Cap Amount. The limitation set forth in this Section 5.7(h) shall not apply with respect to an indemnification claim based upon (i) a breach of a Fundamental Representation or (ii) intentional misrepresentation.

        (i)        To the extent that any matter set forth in Sections 5.1 or 5.2 is capable of remedy or cure, as a condition precedent to enforcing and collecting a claim for indemnification pursuant to Sections 5.1 or 5.2, the Indemnified Party will afford the Indemnifying Party a reasonable opportunity (which will not be more than thirty (30) days) to remedy or cure such matter and the Indemnified Party shall (at the Indemnifying Party’s cost) provide to the Indemnifying Party all reasonable assistance (including access to buildings, offices, records, files, properties and assets) in connection with the Indemnifying Party’s efforts to effect a remedy or cure. The effect of the extent of any such remedy or cure, including any partial remedy or cure, shall be taken into account and shall mitigate and reduce any indemnification claim with respect to the underlying alleged breach under Sections 5.1 or 5.2.

        (j)        If the same claim for indemnification may be brought as a result of a breach of more than one representation or warranty contained in this Agreement, the indemnified party may choose the representation or warranty under which to pursue the indemnification claim, and the fact that such indemnification claim may be limited or barred if brought pursuant to a breach of one particular representation or warranty contained in this Agreement shall not impact or limit an indemnified party’s ability to bring the same claim for breach of another representation or warranty to which such limitation does not apply. In addition, the limitations set forth in this Section 5.7 do not limit the obligation of any party to indemnify the other party from and against any claim arising from any breach of a covenant, even if such breach also constitutes a breach of a representation or warranty.

        (k)        Seller shall not have any liability for indemnification under this Article V as a result of any claim by a Buyer Indemnified Party that (i) asserts a breach of any representations or warranties whatsoever, either express or implied, at law or in equity, concerning the subject matter of this Agreement other than those representations and warranties specifically set forth in this Agreement; or (ii) is premised on or related to any reliance by Buyer on any information with respect to which Buyer has disclaimed reliance pursuant to Sections 4.8-4.9, unless such is also a breach of a representation or warranty specifically set forth herein.

        (l)        Seller shall not have any liability for indemnification under this Article V (i) WITH RESPECT TO ANY CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, SPECIAL OR INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY CONSEQUENTIAL DAMAGES CONSISTING OF BUSINESS INTERRUPTION, LOSS OF BUSINESS, LOSS OF GOODWILL, LOSS OF REVENUE OR LOST PROFITS (OR ANY MULTIPLE THEREOF), OR WITH RESPECT TO ANY PUNITIVE DAMAGES (EXCEPT WITH RESPECT TO CLAIMS (A) UNDER SECTION 5.1(E); (B) FOR BREACHES OF REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 3.3 OR SECTION 3.5; OR (C) FOR BREACHES OF SECTION 6.1, WITH RESPECT TO WHICH THIS CLAUSE (i) DOES NOT APPLY); (ii) for the amount of any Buyer Indemnified Liability in excess of the amount of such Buyer Indemnified Liability which would have been incurred but for (A) the failure of the Buyer Indemnified Party to take commercially reasonable actions to mitigate such Buyer Indemnified Liability upon becoming aware of such Buyer Indemnified Liability (including taking commercially reasonable steps to prevent any contingent Buyer Indemnified Liability from becoming an actual Buyer Indemnified Liability), or (B) the unlawful conduct of the Buyer Indemnified Party or breach by the Buyer Indemnified Party of any of the provisions of this Agreement; and (iii) duplicative claims in respect of a single set of facts or circumstances under more than one representation or warranty in this Agreement whether such facts or circumstances would give rise to a breach of more than one representation or warranty in this Agreement, or for any Buyer Indemnified Liability to the extent a Purchase Price reduction was incurred as a result of Section 2.4.

        (m)        Buyer shall not have any liability for indemnification under this Article V (i) WITH RESPECT TO ANY CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, SPECIAL OR INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY CONSEQUENTIAL DAMAGES CONSISTING OF BUSINESS INTERRUPTION, LOSS OF BUSINESS, LOSS OF GOODWILL, LOSS OF REVENUE OR LOST PROFITS (OR ANY MULTIPLE THEREOF), OR WITH RESPECT TO ANY PUNITIVE DAMAGES; (ii) for the amount of any Seller Indemnified Liability in excess of the amount of such Seller Indemnified Liability which would have been incurred but for (A) the failure of the Seller Indemnified Party to take commercially reasonable actions to mitigate such Seller Indemnified Liability upon becoming aware of such Seller Indemnified Liability (including taking commercially reasonable steps to prevent any contingent Seller Indemnified Liability from becoming an actual Seller Indemnified Liability), or (B) the unlawful conduct of the Seller Indemnified Party or breach by the Seller Indemnified Party of any of the provisions of this Agreement; and (iii) duplicative claims in respect of a single set of facts or circumstances under more than one representation or warranty in this Agreement whether such facts or circumstances would give rise to a breach of more than one representation or warranty in this Agreement.

        (n)        For purposes of calculating the amount of any Liabilities incurred in connection with any breach of any representation, warranty or covenant set forth in this Agreement (but not for purposes of determining whether such representation, warranty or covenant has been breached), any and all references to “material”, or “Material Adverse Effect” (or other correlative or similar terms or qualifiers) shall be disregarded.

        (o)        Buyer shall not have any liability for indemnification under clause (c) of Section 5.2 once the aggregate amount of Buyer Indemnified Liabilities actually indemnified by Seller pursuant to clause (c) of Section 5.2 exceeds Three Million Dollars ($3,000,000).

        5.8        Net Liability; Recovery from Third Parties. In computing the amount of any Buyer Indemnified Liability or any Seller Indemnified Liability, such Buyer Indemnified Liability or Seller Indemnified Liability shall be deemed to be (a) net of actually received net tax benefit to the party to be indemnified with respect thereto (with such benefit being deemed “actually received” when claimed by such party on the applicable Tax Return); and (b) net of any insurance proceeds, indemnity, contribution or other similar payment paid by a third party and actually received with respect thereto; provided, however, that in all cases (i) the timing of the receipt or realization of insurance proceeds and tax benefits, and (ii) the net present value of the incremental premium costs which are incurred by the indemnifying party and substantiated by the applicable insurance carrier in writing as having been so incurred as a result of such claim, and (iii) any other tax benefits actually lost, if any, shall each be taken into account in determining the amount of any reduction of the Buyer Indemnified Liability or the Seller Indemnified Liability, as applicable. Each party shall use its commercially reasonable efforts to recover all amounts with respect to any Buyer Indemnified Liabilities or Seller Indemnified Liabilities, as applicable, from insurers under applicable insurance policies. The Indemnified Party shall reimburse the Indemnifying Party for any and all Buyer Indemnified Liabilities or Seller Indemnified Liabilities, as applicable, paid by the Indemnifying Party pursuant to this Agreement to the extent such amount is subsequently paid to the Indemnified Party by any Person other than the Indemnifying Party (including, without limitation, paying to such Indemnified Party the value of any net tax benefit when actually received pursuant to the provisions above).

        5.9        Intentionally deleted.

        5.10        Dispute Resolution. The parties agree to resolve any dispute, claim or controversy arising out of or relating to this Article V (each, an “Indemnification Dispute”), as follows:

        (a)        If the parties are unable to agree upon a resolution of any Indemnification Dispute within 30 days of (i) the delivery of a Dispute Notice with respect to any Third Party Claim or (ii) the expiration of the Investigation Period with respect to all other Claims of indemnification pursuant to this Article V, then the parties shall select a single impartial arbitrator to conduct a final and binding arbitration with respect to the dispute in accordance with the Commercial Arbitration Rules of the American Arbitration Association, or any generally recognized successor organization. If the parties are unable to agree on the selection of a single arbitrator, each shall choose an arbitrator, each of which shall agree on a selection of a third arbitrator, and the three arbitrators thus selected shall resolve the dispute as herein provided. Each arbitrator selected in accordance with such Commercial Arbitration Rules shall have, to the extent practicable, substantial experience in the technology, business, financial or legal issues which are the subject of, or implicated in, the Indemnification Dispute. The parties consent to a single, consolidated arbitration for all Indemnification Disputes for which arbitration is permitted. In addition, the parties agree that the Expedited Procedures of the Rules shall apply to any relevant demand for arbitration made pursuant to this Section 5.10. Any arbitration under this Section 5.10 shall be conducted in a mutually convenient location selected by mutual agreement of the parties, or failing such agreement, in Chicago, Illinois.

        (b)        The parties shall utilize their commercially reasonable efforts to conclude any arbitration within 90 days after the demand for arbitration has been submitted to the American Arbitration Association.

        (c)        Each party shall be permitted to present its case, witnesses and evidence, if any, in the presence of the other parties. A written transcript of the proceedings shall be made and furnished to the parties. Except as otherwise expressly provided herein, the arbitrator(s) shall determine the Indemnification Dispute in accordance with the substantive, procedural and evidentiary Laws of the State of Michigan, without giving effect to any conflict of law rules or other rules that might render such Law inapplicable or unavailable, and shall strictly apply this Agreement according to its specific terms; provided, however, that any award of the arbitrator(s) may not exceed the remedies available to the prevailing party were the Indemnification Dispute to be litigated in a state or federal court sitting in the State of Michigan (except that Section

5.10(f) will be given full force and effect notwithstanding this proviso). The arbitrator(s) (in the event of a panel of three arbitrators, a majority of the panel) shall render a written award on the Indemnification Dispute by majority vote accompanied by a reasoned decision as soon as practicable after the closing of the arbitration and in any event not more than 90 days after closing of the arbitration.

        (d)        The parties agree to be bound by any award or order resulting from any arbitration conducted hereunder and further agree that:

        (i)        any payment of a monetary award shall be made through a bank selected by the recipient of such award, free of any withholding tax or other deduction, offset or reduction;

        (ii)        in the context of an attempt by any party to enforce an arbitral award or order, any defenses relating to the parties’ capacity or the validity of this Agreement or any related agreement under any Law are hereby waived; and

        (iii)        judgment on any award or order resulting from an arbitration conducted under this Section 5.10 may be entered and enforced in any court having jurisdiction thereof or having jurisdiction over any of the parties or any of their assets.

        (e)        Except as expressly permitted by this Agreement, no party will commence or voluntarily participate in any court action or proceeding concerning an Indemnification Dispute, except for enforcement as contemplated by Section 5.10(d)(iii) above.

        (f)        The arbitrator(s) shall direct that the costs of any arbitration, including the fees and expenses of the arbitrator(s) and reasonable attorneys’ fees and costs of the prevailing party, shall be paid solely by the non-prevailing party.

        5.11        Exclusive Remedy. Other than with respect to claims for (a) intentional misrepresentation, and (b) equitable relief (including specific performance) for a breach of a covenant set forth herein, indemnification under and subject to the terms and conditions of this Article V (i) shall be the sole and exclusive means of recovery by any party against any other party hereto for any claim for any misrepresentation, inaccuracy, breach, or alleged breach, of the representations, warranties or covenants under this Agreement, or any other claim related or with respect to the transactions contemplated hereby; and (ii) shall be in lieu of any other common law, equitable or statutory rights or remedies, whether pursuant to any contract, misrepresentation, contribution, fraud, or other tort theory or otherwise, with all such remedies being hereby expressly waived to the fullest extent permitted under applicable Law.

ARTICLE VI
COVENANTS AND AGREEMENTS

        6.1        Confidentiality; Covenant Not to Compete.

        (a)        Seller hereby agrees that it shall treat all Confidential Information in a confidential manner, not use any Confidential Information for its own or a third party’s benefit and not communicate or disclose, orally or in writing, any Confidential Information to any Person, either directly or indirectly, under any circumstances without the prior written consent of Buyer.

        (b)        Seller and Shareholders shall not, and shall cause all of their respective Affiliates to not, during the Noncompete Period, directly or indirectly, for itself or for any other Person, either as a principal, shareholder, member, agent, manager, consultant, employee, contractor, owner, partner, director, officer or in any other capacity, engage in Competition (as defined below) with Buyer, any member of Company Group or any of their respective Affiliates (the “Protected Entities”). For purposes of this Agreement, “Competition” shall mean any of the following (but in all cases, only after Mr. Mark Nemschoff is no longer a member of Buyer’s board of directors, shall specifically exclude activities of Colby Metal, Inc. and MSN41, LLC that are generally consistent with past practices of Colby Metal, Inc. and MSN41, LLC, and any services performed by any Shareholder for Colby Metal, Inc., or MSN41, LLC):

        (i)        Engaging in the Business in North America;

        (ii)        Owning, operating, conducting, becoming interested in or becoming a principal, shareholder, member, agent, manager, consultant, employee, contractor, owner, partner, director or officer of any Person that, directly or indirectly, engages in the Business, in North America, excluding ownership of less than three percent (3%) of the equity of any publicly traded entity, and excluding ownership of the publicly traded stock of Buyer;

        (iii)        Supplying products that are used in the Business or the contract office furniture business (or component parts thereof) to any Person;

        (iv)        Loaning money to, or otherwise becoming interested, financially or otherwise, in any Person that engages in the Business, excluding ownership of less than three percent (3%) of the equity of any publicly traded entity;

        (v)        Requesting or advising any customer or supplier of any Protected Entity to terminate or curtail its relationship with any Protected Entity, or requesting or advising any Person to refrain from becoming a customer or supplier of any Protected Entity; and/or

        (vi)        Requesting or advising any Representative of any Protected Entity to terminate his or her employment or other relationship with any Protected Entity, or requesting or advising any Person to refrain from becoming a Representative of any Protected Entity, or otherwise soliciting, employing or retaining (as an employee, as an independent contractor or otherwise) any Representative of any Protected Entity.

Notwithstanding the foregoing, Colby Metal, Inc. shall not be deemed to be in violation of this Section 6.1 as a result of continuing to supply products in the ordinary course of its business to any Person to whom it currently supplies products that it currently supplies to such Person as of the Closing Date.

        (c)        The parties believe this Section 6.1 to be legally enforceable, and it is the parties’ intent that this Agreement be enforced to the fullest extent allowed by applicable Law. If any portion of this Section 6.1 is found to be invalid or unenforceable for any reason, it is the parties’ intent that any court or other tribunal adjudicating the rights and duties of the parties under this Section 6.1 shall alter, modify or strike portions of this Section 6.1 so that it will be enforceable to the fullest extent permitted by applicable Law. In the event that any provision of this Section 6.1 shall be found invalid or unenforceable, the remainder of that provision and the remainder of this Section 6.1 shall be valid, binding and enforceable.

        (d)        The parties acknowledge that a violation of this Section 6.1 would result in irreparable harm to Buyer and that damages would be an inadequate remedy. Therefore, the parties agree that Buyer is entitled, in addition to any other remedies, to injunctive relief to secure the specific performance of this Section 6.1, and to prevent a breach or contemplated breach of this Section 6.1. The parties acknowledge and agree that the remedies provided for in this Section 6.1 are cumulative and are intended to be and are in addition to any other remedies available to Buyer, either at law or in equity.

        6.2        Releases. At the Closing, Seller is causing each of the persons listed on Schedule 6.2-A to execute a release in the form attached as Schedule 6.2-B (collectively, the “Releases”).

        6.3        Employment and Consulting Agreements.

        (a)        At the Closing, Company and Mr. Mark Nemschoff are entering into a consulting agreement in the form attached as Schedule 6.3(a) (the “Consulting Agreement”).

        (b)        At the Closing, Company and Mr. Paul Nemschoff are entering into an employment agreement in the form attached as Schedule 6.3(b) (the “Employment Agreement”).

        6.4        Lease. At the Closing, Company and MSN 41, LLC, a current Affiliate of the Company, are entering into a lease agreement in the form attached as Schedule 6.4 pursuant to which the Company will lease the “case goods” facility located at 3115 N. 21st Street, Sheboygan, Wisconsin 53081 (the “Case Goods Facility Lease”).

         6.5        Supply Agreement. At the Closing, the Company and Colby Metal, Inc. are entering into an exclusive supply agreement in the form attached as Schedule 6.5 (the "Supply Agreement").

        6.6        Board Rights. Buyer agrees to cause Mr. Mark Nemschoff to be appointed to Buyer’s board of directors at the first meeting of Buyer’s board of directors after the Closing and (unless there is Cause, as defined in the Consulting Agreement, or Mr. Nemschoff resigns) to remain a member of Buyer’s board of directors through the first meeting of Buyer’s shareholders after the True-Up Date. Thereafter, Mr. Mark Nemschoff will be eligible for re-election to Buyer’s board of directors subject to a vote of Buyer’s shareholders. Mr. Mark Nemschoff will be paid Buyer’s standard independent director board fees for his service on Buyer’s board of directors. Seller and Shareholders agree that until the earlier of (A) Mr. Mark Nemschoff no longer being a member of Buyer’s board of directors and (B) the True-Up Date, they shall (and shall cause all of their Affiliates to) (x) vote each of their shares of Buyer’s common stock in favor of all matters proposed or recommended by Buyer’s board of directors, (y) abstain from voting any of their shares of Buyer’s common stock with respect to any matter unless Buyer’s board of directors has recommended the same to Buyer’s shareholders, and (z) refrain from making or supporting, directly or indirectly, any shareholder proposal with respect to Buyer unless supported by Buyer’s board of directors.

        6.7        Stock Restrictions. Seller and each Shareholder each agree, (a) that Seller and Shareholders will not (and will cause their Affiliates to not), at any time after the Closing and prior to the close of business on the True Up-Date, Transfer more than an aggregate amount of five hundred thousand (500,000) shares of Buyer’s common stock to a single Person (or a group of affiliated Persons), other than Transfers to broker/dealers, investment banks or similar financial institutions following which Seller and/or Shareholders retain beneficial ownership of such shares; provided, however, that Transfers effected through a national securities exchange shall not be given effect for this purpose, (b) that Seller and Shareholders will not (and will cause their Affiliates to not) act in concert with any other Person in a manner requiring disclosure under the Securities Exchange Act of 1934, as amended, and (c) that during the ninety (90) day period prior to the True-Up Date, Seller and Shareholders will not (and will cause their Affiliates to not) sell on the Nasdaq Global Select Market (or any other exchange on which Buyer’s stock may be traded) an aggregate number of shares of Buyer’s common stock in any one day that exceeds five percent (5%) of the average daily trading volume of Buyer’s common stock during the twenty (20) trading days immediately prior to such day. In addition, Seller understands and agrees that stop transfer instructions relating to the Issued Shares will be placed in Buyer’s stock transfer ledger, and that any and all certificates evidencing such securities, if any, will bear a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND ARE “RESTRICTED SECURITIES” AS THAT TERM IS DEFINED IN RULE 144 UNDER THE ACT. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE ISSUER.

        6.8        Guarantee. At the Closing, Shareholders are executing a guarantee in the form attached as Schedule 6.8 (the “Guarantee”), jointly and severally guaranteeing all of Seller’s obligations under this Agreement and the other Transaction Documents.

        6.9        Registration Rights. At the Closing, Buyer and Seller are entering into a registration rights agreement in the form attached as Schedule 6.9 (the “Registration Rights Agreement”).

        6.10        Shareholder Loans. At the Closing, each Shareholder shall pay to Company an amount equal to his or her respective Shareholders Loan in full satisfaction thereof.

        6.11        Termination of Shareholders Agreement. Shareholders and Company, by their execution of this Agreement, hereby mutually (a) consent to the transactions contemplated by this Agreement; (b) waive any applicable notice rights, purchase rights, rights of first refusal, bring-along rights, come-along rights and any other limitations, restrictions or prohibitions on the sale of the Ownership Interest to Buyer pursuant to the terms and conditions of this Agreement; and (c)  terminate, waive, fully release and discharge any and all rights, benefits and privileges, in each case above, under or pursuant to Shareholders Agreement, dated as of December 31, 2004, as amended.

        6.12        GSA Disputes. After the Closing, Shareholders’ Representative (together with such counsel as he may from time to time so designate) shall (a) promptly make all disclosures and give all notices required by Law with respect to the actions or omissions of Company Group (and its Representatives) prior to Closing with respect to Contracts with the GSA, and (b) have the right to (i) take any reasonable action he may reasonably deem necessary, in compliance with applicable Law, to mitigate any Liability in connection with any potential or pending GSA Dispute; and (ii) undertake and direct the good faith prosecution, defense, compromise and/or settlement of any GSA Dispute or consent to the entry of a judgment with respect thereto or to appeal any adverse judicial determination with respect thereto, in any case (A) so long as such does not adversely impact the Company Group, Buyer or the Business (other than money damages that are promptly paid by Seller), or result in any Liability being imposed on the Company Group or Buyer (other than money damages that are promptly paid by Seller), and (B) subject to consultation and coordination with Buyer’s General Counsel (and/or such other representatives of Buyer’s General Counsel as he may from time to time so designate). Shareholders’ Representative shall cooperate with Company and Buyer’s General Counsel (and/or such other representatives of Buyer’s General Counsel as he may from time to time so designate), and provide such persons with all information and documents which they request, with respect to any GSA Dispute and any actions described above.

        6.13        Preparation and Filing of Tax Returns.

        (a)        Following the Closing and prior to the relevant due date (after taking into account any extensions thereto), Shareholders’ Representative shall prepare (or cause to be prepared) any income Tax Return (including Schedule K-1 or similar schedule under state law) for each state jurisdictions (i) in which any member of Company Group is required to file income Tax Returns and (ii) under the Laws of which the taxable year of the relevant member of Company Group is required or permitted to be closed as of the Closing Date as a result of the transactions contemplated by this Agreement (the “Short Period Returns”). For avoidance of doubt, each party acknowledges the Short Period Returns will not include the federal income Tax Return of Seller reported on Form 1120S, including the operations of the Company Group for federal income tax purposes up to and including the Closing Date. Each Short Period Return shall cover the Taxable period commencing on the day after the last day covered by a prior Tax Return prior to the Closing filed by the relevant member of Company Group with respect to such Tax and ending on the Closing Date; provided, however, that, to the extent permitted by applicable Law, (a) extraordinary transactions (other than the payment of any payment specified in Schedule 3.27(a), including any such payment triggered in whole or in part as a result of the consummation of any such transaction (“Specified Closing Payments”)) occurring on the Closing Date and after the Closing shall be allocated to the Taxable period that is deemed to begin at the beginning of the day following the Closing Date and (b) Taxes and other items, exemptions, allowances, and deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period. To the extent allowed by applicable law, the Specified Closing Payments shall be allocated to Taxable periods prior to the Closing and Seller shall be entitled to apply, to the extent usable, all related Tax deductions and other Tax benefits related to the Specified Closing Payments against Taxable income in respect of Taxable periods prior to the Closing.

        (b)        Buyer shall have the right to review each Short Period Return. To facilitate this right, Shareholders’ Representative shall deliver a complete copy of each Short Period Return as soon as practicable following completion of its preparation. Buyer must, within ten (10) Business Days of receipt of the applicable Short Period Return, deliver to Shareholders’ Representative a Notice of Objection specifying in reasonable detail any objections it may have to such Short Period Return, provided Buyer may object to such Short Period Return only if Buyer determined in good faith that the treatment of one or more items on such Short Period Return does not have sufficient legal or factual support to avoid the imposition of penalties, fines or similar amounts. For purposes of this Agreement, any Tax Return signed by a Certified Public Accountant selected by Shareholders’ Representative with reasonable care as a paid preparer will be deemed to have sufficient legal or factual support to avoid the imposition of penalties, fines or similar amounts. If Buyer does not timely deliver such a Notice of Objection, Buyer and the Company Group shall be deemed to have accepted and approved the Short Period Return and to have waived any objections to the Short Period Return. If the Buyer properly delivers a Notice of Objection to the Short Period Return, then Buyer and the Shareholders’ Representative shall resolve such dispute in accordance with the dispute resolution mechanism set forth in Section 2.4.

        (c)        Upon the final determination of any Short Period Return (by the failure of the Buyer to properly deliver a Notice of Objection, by written agreement of Buyer and the Shareholders’ Representative and/or by determination of the Determining Party), (i) Buyer shall cause Company Group to (A) deliver to each Shareholder a Schedule K-1 (or equivalent under state law) for the Short Period Return, if any, and (B) file the Short Period Return, and (ii) Seller shall pay when due all amounts shown as due on the Short Period Return (except to the extent such Taxes are properly accrued and reflected as a reduction in the calculation of the Actual Net Equity Amount). If Company Group receives a refund or credit (i) with respect to any Tax Return ending on or before the Closing Date, including any Short Period Return, or (ii) as a result of carrying back a deduction or loss arising as a result of payment of any Specified Closing Payment, Buyer shall cause Company Group to pay Seller an amount in cash equal to the amount of such refund or credit, except to the extent such refund or credit of Taxes is reflected as an increase in the calculation of the Actual Net Equity Amount.

        (d)        Without prior written notice to Shareholders’ Representative, Buyer will not cause any member of Company Group to (i) amend any Tax Return relating to any Tax period (or portion thereof) ending on or prior to the Closing Date, or (ii) carryback any item to a Tax period ending on or before the Closing Date. Buyer shall cause any member of Company Group to amend any Tax Returns for periods ending on or before the Closing Date (“Amended Tax Returns”), if (i) Shareholders’ Representative provides written notification to Buyer of the desire to file an Amended Tax Return as soon as practicable before the anticipated filing date and in any event not less than a reasonable amount of time before such date, (ii) Shareholders’ Representative shall submit any Amended Tax Return to Buyer for its review and filing in a form suitable for immediate filing by Company Group together with all schedules, supplemental forms and other attachments required for such Tax Returns, and (iii) such Tax Return is signed by a Certified Public Accountant selected by Shareholders’ Representative, and approved by Buyer (such consent not to be unreasonably withheld, conditioned or delayed), with reasonable care as a paid preparer.

        6.14        Cooperation in Filing Tax Returns.

        (a)        Buyer, Seller, and each Shareholder shall (and shall cause each of their respective Affiliates and Representatives to) provide to the other such cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return, Amended Tax Return or claim for refund, determining Liability for Taxes or a right to refund of Taxes, or in conducting or responding to any audit, litigation or other Legal Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other Legal Proceeding, preparation of any work papers or supporting schedules in a manner consistent with past practice, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and Seller agree, and Buyer agrees to cause Company Group, (A) to retain all books and records with respect to Tax matters pertinent to Company Group relating to any pre-Closing period until the expiration of the statute of limitations (and, to the extent notified by Buyer or Shareholders’ Representative, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any Taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, allow the other party to take possession of such books and records.

        (b)        Buyer and Seller further agree, upon written request, to use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

        (c)        Buyer and Seller further agree, upon written request, to provide the other party with all information that either party may be required to report pursuant to Section 1060 or 6043 of the Code.

        (d)        This Section 6.14(d) governs Tax claims notwithstanding anything in this Agreement (including Section 5.5) to the contrary. If an audit, investigation or similar proceeding with respect to Tax matters shall be commenced, or a claim shall be made, by any taxing authority with respect to any Tax Return in respect of Taxes for which Seller and Shareholders are obligated to indemnify Buyer pursuant to this Agreement, then Buyer and Shareholders’ Representative shall give prompt written notice to the other in writing of such audit, investigation, similar proceeding or claim (a “Tax Proceeding”); provided, however, that failure to give such notice shall not affect the indemnification obligations pursuant to this Agreement unless such failure prevents Shareholders’ Representative from taking meaningful control of a Tax Proceeding. Shareholders’ Representative shall have primary responsibility for contesting such Tax Proceeding and shall have discretion and authority to pay, settle or compromise any such Tax Proceeding (including but not limited to selection of counsel, the pursuit or waiver of any administrative proceeding or the right to pay the Tax and sue for a refund or contest the Tax Proceeding in any permissible manner); provided, however, (i) that Buyer (or its advisors) may fully participate at Buyer’s sole expense in the Tax Proceeding, and (ii) neither Seller nor any Shareholder shall settle any Tax Proceeding in a manner that could reasonably be expected to adversely affect Buyer or any of Company Group after the Closing Date without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed). Each member of Company Group shall provide duly completed powers of attorney to permit the foregoing. Shareholders’ Representative shall keep Buyer fully and timely informed with respect to the commencement, status and nature of any Tax Proceeding. Upon the conclusion of any Tax Proceeding in accordance with the foregoing, whether by way of settlement or otherwise, Buyer will cause the applicable Company Group and its officers to execute any and all agreements, instruments or other documents that are necessary or appropriate to conclude such Tax Proceeding.

        (e)        Buyer, Seller and Shareholders each agree, for federal and state income tax purposes, to treat the transaction contemplated by this Agreement (i) as if Seller sold all of assets (subject to all of Liabilities) belonging to Company and acquired by NewCo LLC in the LLC Conversion (as such terms are defined below) to Buyer for the Purchase Price and (ii) the payment of the Purchase Price shall be deemed to consist of an installment obligation, within the meaning of Section 453 of the Code, providing for a payment of cash and the Issued Shares on the Closing Date, and subsequent payments of any cash or shares paid pursuant to Section 2.2A or the Success Payment Agreement, if any, on the date of payment of such cash or shares. Notwithstanding the foregoing, clause (ii) of this Section 6.14(e) shall not apply to the extent Seller properly elects to not apply the installment sale method and provides written notice to Buyer.

        6.15        Inspection of Records. Seller, on the one hand, and Buyer, on the other hand, shall each make their respective books and records (including work papers in the possession of their respective accountants) with respect to Company Group available for inspection by the other party, or by their respective duly accredited representatives, for reasonable business purposes at all reasonable times during normal business hours, for a seven-year period after the Closing Date, with respect to all transactions of Company Group occurring prior to and relating to the Closing, and the historical financial condition, assets, liabilities, operations and cash flows of Company Group (except that nothing herein shall require any party to disclose information that was prepared or used in connection with the negotiation of the transactions contemplated hereby and/or the preparation of this Agreement or the other Transaction Documents, or that is otherwise protected by attorney-client privilege). As used in this Section 6.15, the right of inspection includes the right to make extracts or copies. The representatives of a party inspecting the records of the other party shall be reasonably satisfactory to the other party. All confidential information obtained pursuant to this Section 6.15 shall be subject to the terms and conditions of the Confidentiality Agreement, irrespective of any prior termination of the Confidentiality Agreement by its terms. Notwithstanding the provisions of this Section 6.15, although the existence of a dispute or other adversarial proceeding between or among the parties shall not abrogate or suspend the provisions of this Section 6.15, as to such records or other information pertinent to such dispute or other adversarial proceeding, the parties may not utilize this Section 6.15, but rather, absent agreement, must utilize the rules of discovery.

        6.16        Third Party Claims Cooperation. The parties shall cooperate with each other with respect to the defense of any claims or litigation made or commenced by third parties subsequent to the Closing Date which relate to the operation of Company Group and the Business or ownership of Company Group’s assets prior to the Closing Date and which claims or litigation are not subject to the indemnification provisions contained in Article V; provided that the party requesting cooperation shall reimburse the other party for the other party’s reasonable out-of-pocket costs and expenses of furnishing such cooperation.

        6.17        Further Assurances. From and after the Closing Date, the parties shall execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Ownership Interest to Buyer on the terms herein contained and to otherwise comply with the terms of this Agreement and consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, Seller shall use its commerically reasonable efforts after Closing to obtain written satisfaction of any mortgages outstanding on the Owned Real Property at the Closing held by Wells Fargo Bank, N.A. to the extent such mortgages were not paid in full pursuant to Section 2.2(f). The foregoing shall not limit any of Buyer’s rights or remedies under Article V with respect to any such mortgages, or any related representations or warranties.

        6.18        Continuation of Current D&O Protections. For a period of six (6) years after the Closing Date, the Company shall continue to provide directors’ and officers’ liability insurance covering each present and former director, advisory director, officer, employee and agent of the Company and each present and former director, officer, employee, agent or trustee of any employee benefit plan for employees of the Company (individually, an “Indemnified Employee”, and collectively, the “Indemnified Employees”), who is currently covered by the Company’s current directors’ and officers’ liability insurance with respect to actions and omissions occurring prior to the Closing Date, all on terms no less favorable than such insurance currently maintained in effect by the Company on the date hereof in terms of coverage and amount. A copy of such policy has been previously made available to Buyer. Additionally, after the Closing Date, the Company shall indemnify and hold harmless each of the Indemnified Employees against any losses, claims, damages, liabilities, costs, expenses, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, which are not subject to the indemnification provisions contained in Article V (“Indemnifiable Claim”), arising out of or pertaining to any action or omission occurring prior to the Closing Date (including, without limitation, any action or omission which arise out of or relate to the transactions contemplated by this Agreement), whether asserted or commenced prior to or after the Closing Date, to the fullest extent required or permitted under Wisconsin Law and Company’s articles of incorporation and by-laws as currently in effect. The parties hereto agree that, for a period of not less than six (6) years after the Closing Date, the provisions of the Company’s articles of incorporation and/or by-laws as in effect on the date hereof with respect to indemnification of, exculpation of, and advancement of expenses to, directors, officers, employees and agents of the Company shall not be modified or amended, except as required or permitted by applicable Wisconsin Law, unless such modification or amendment expands the rights of the Indemnified Employees to indemnification, exculpation or advancement of expenses. The Company shall advance expenses (including reasonable attorneys’ fees) to each such Indemnified Employee to the fullest extent permitted by applicable Wisconsin Law and the by-laws of the Company. In the event of any Indemnifiable Claim (whether asserted or commenced before or after the Closing Date), (a) the Indemnified Employees may retain counsel satisfactory to them, and the Company shall pay all reasonable fees and expenses of such counsel for the Indemnified Employees promptly as statements therefor are received, and (b) the Company shall use its commercially reasonable efforts to assist in the vigorous defense of any such matter; provided, that the Company shall not be liable for any settlement effected without its written consent, which consent, however, shall not be unreasonably withheld.

        6.19        Key Employee Retention Matters; Bonuses.

        (a)        On or after the Closing, Buyer shall cause Company to offer the employees listed on Schedule 6.19 the retention benefits described on Schedule 6.19.

        (b)        Company shall, and Buyer shall cause Company to, pay year-end cash bonuses to the employees covered by the Nemschoff Performance Bonus Plan 2008 (the “Bonus Plan”) (other than Mark Nemschoff) to the extent earned pursuant to the terms of the Bonus Plan. If such payments are in the aggregate less than the total amount accrued as a liability at Closing pursuant to paragraph 2 of Schedule 2.4 and if Seller would have received a larger payment or made a smaller payment pursuant to Section 2.4 had the lesser amount been accrued, Buyer shall pay Seller an amount equal to the amount by which such payment would have been adjusted as a result of the smaller accrual.

        6.20        Assignment and Assumption of Contract. Pursuant to an Assignment and Assumption Agreement in a form reasonably acceptable to Buyer, prior to the Closing, Company shall assign to Seller and Seller shall assume and agree to pay, perform and discharge, when due, any and all Liabilities of Company under that certain Employment, Noncompetition and Retirement Benefits Agreement, by and between Company and Leonard M. Nemschoff, dated October 1, 1993, as amended (the “Retirement Benefits”). Seller and Shareholders covenant to

Buyer that neither Buyer nor any member of the Company Group shall have any Liabilities related to the Retirement Benefits from and after Closing.

        6.21        Post-Closing Covenants. From immediately after the Closing (and without taking into account the payments to be made pursuant to Section 2.2(f)) until the close of business on June 30, 2009, except as otherwise approved in writing by Seller, Company shall, and Buyer shall cause Company to, carry on its business in the Ordinary Course of Business, and will not (a) incur any Indebtedness, (b) declare or pay any dividend or other distribution to any equity owner(s) upon or in respect of any equity interest, or purchase, retire or redeem, or enter into any obligation to purchase, retire or redeem any equity interest; or (c) sell, transfer, lease to others or otherwise dispose of any material assets or property, excluding sales of inventory in the Ordinary Course of Business.

ARTICLE VII
MISCELLANEOUS

        7.1        Publicity. Except as otherwise required by applicable Law or stock exchange rules (in which case, prior notice and a copy of such proposed disclosure shall be provided to Seller in advance of any public disclosure), (a) press releases and other publicity concerning this transaction shall be made only with the prior agreement of the Seller and Buyer, and (b) no such press releases or other publicity shall state the amount of the Purchase Price.

        7.2        Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by personal delivery, by facsimile, PDF, email or other means of electronic delivery, by overnight courier, or by United States mail. If personally delivered, such notice shall be deemed delivered upon actual receipt. Notices delivered by mail shall be deemed given three (3) Business Days after being deposited in the United states mail, postage prepaid, registered or certified mail, return receipt requested. If delivered by overnight courier, such notice shall be deemed delivered upon receipt. Notices by facsimile, PDF, email or other electronic means of delivery, or by nationally recognized private carrier shall be deemed given on the next Business Day after transmission; provided, however, (i) sender shall bear the burden of delivery and (ii) such notice shall only be effective if such notice is also delivered by hand or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two business days after its delivery by facsimile, PDF, email or other electronic means of delivery. All notices shall be addressed as follows:

        If to Seller, Shareholders and/or the Company (prior to Closing), to Shareholders' Representative:

Mr. Mark Nemschoff 780 S. Pier Dr. #301 Sheboygan, WI 53081. Fax: Email:

with a copy (which shall not constitute notice) to:

Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202 Attention: Steven R. Barth Fax: (414) 297-4900 Email: sbarth@foley.com

If to Buyer and/or the Company (after Closing):
Herman Miller, Inc.
855 East Main Avenue
P.O. Box 302
Zeeland, MI 49464-0302
Attention: James Christenson
Fax: 616-654-5234
Email: jim_christenson@hermanmiller.com

with a copy (which shall not constitute notice) to:

Varnum, Riddering, Schmidt & Howlett LLP
Bridgewater Place, 17th Floor
333 Bridge Street, N.W.
Grand Rapids, Michigan 49501
Attention: Michael W. Wooldridge and Peter G. Roth
Fax: 616-336-7000
Email: mgwooldridge@varnumlaw.com and pgroth@varnumlaw.com

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 7.2. For purposes of this Agreement, any notice properly delivered to Shareholders’ Representative shall be deemed to have been properly delivered to each of Shareholders, Seller and Company.

        7.3         Fees and Expenses. Except as provided below, each of Seller, Shareholders and Buyer shall bear and pay for all of its own costs, fees and expenses (including, without limitation, legal, accounting, investment banking, broker’s, finder’s and other professional or advisory fees and expenses) incurred or to be incurred by it, in each case, in negotiating and preparing this Agreement and the other Transaction Documents and in closing and carrying out the transactions contemplated hereby and thereby. Notwithstanding the foregoing, Seller shall pay (a) all Transfer Taxes; provided, however, that Buyer shall pay any Transfer Taxes resulting solely from the Conversion, and (b) all conveyance fees, recording charges, and other related fees and charges (including any penalties and interest). Buyer shall pay (a) all fees, costs and expenses incurred in obtaining the Surveys, Title Commitments and the Title Policies; provided, however, that if Seller is unable or unwilling to provide Buyer with a current abstract for the owned real property located at 402 14th Street, Sioux Center, Iowa, Seller shall pay any increase in such costs resulting from Seller not providing such abstract, and (b) all filing fees of each party relating to compliance with the HSR Act, in each case incurred in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

        7.4         Entire Agreement. This Agreement, the Confidentiality Agreement and the other Transaction Documents constitute the entire agreement between the parties and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. Any amendments, or alternative or supplementary provisions, to this Agreement, must be made in writing and duly executed by Shareholders’ Representative and Buyer in accordance with Section 7.10.

        7.5         Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

        7.6         Counterparts; Facsimile/PDF Signatures. This Agreement may be executed in multiple separate counterparts, each of which shall be deemed to be an original, and all such separate counterparts shall constitute but one instrument. Signatures of the parties transmitted by facsimile, PDF transmission or other electronic means shall be deemed to be their original signatures for all legal and other purposes.

        7.7         Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

        7.8         Binding Effect; Benefit. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, including, without limitation, third party beneficiary rights (except with respect to Indemnified Employees, who are third party beneficiaries only with respect to the covenants contained in Section 6.18).

        7.9         Assignability. This Agreement shall not be assignable by either party without the prior written consent of the other party.

        7.10         Amendments. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of Buyer and Shareholders’ Representative.

         7.11        Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

        7.12         Schedules and Exhibits. The schedules and exhibits referred to in this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if set forth verbatim herein.

        7.13         Interpretation. All definitions in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Wherever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine and neuter forms. As used in this Agreement, the words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation”. As used in this Agreement, the terms “herein,” “hereof,” and “hereunder” shall refer to this Agreement in its entirety. Any references in this Agreement to “Sections” or “Articles” shall, unless otherwise specified, refer to Sections or Articles, respectively, of this Agreement. Where something is defined in the singular, the plural of the defined term shall be taken to mean two or more of those things which are within the definition; and where something is defined in the plural or collectively, the singular of the defined term shall be taken to mean any one of those things which fall within the definition.

        7.14        Intentionally Omitted.

        7.15         Governing Law; Dispute Resolution. The terms and conditions of this Agreement shall be governed, construed, interpreted and enforced in accordance with the domestic laws of the State of Michigan, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan. Any controversy or claim arising out of or relating to this Agreement, other than as provided in Section 5.10, shall be settled by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. Any such controversy or claim shall be arbitrated on an individual basis and shall not be consolidated in any arbitration with any claim or controversy of any other party. Any arbitration shall be conducted in Chicago, Illinois. In the event of arbitration, the non-prevailing party shall bear all related costs, including the prevailing party’s reasonable attorneys’ fees. The parties agree that any court of competent jurisdiction may render judgment on and enforce any arbitration award. Either party may seek any interim or preliminary relief, necessary to protect its rights or property pending the completion of arbitration, in a court of competent jurisdiction.

        7.16         Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Neither party may assign, whether voluntarily or by operation of Law, or delegate this Agreement without the prior written consent of the other party, which shall not be unreasonably withheld or delayed. Any purported assignment or delegation of this Agreement, in whole or in part, without the prior written consent of the non-assigning party shall be void and of no effect. Notwithstanding the foregoing, Buyer may assign its rights hereunder (in whole or in part) to an Affiliate without obtaining Seller’s prior written consent, and any such assignment shall be valid and effective.

        7.17         Independent Significance. Each representation, warranty and covenant contained herein (as qualified by the Schedules hereto) shall have independent significance. If any party breaches any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of such representation, warranty or covenant. If a party breaches any representation, warranty or covenant contained herein and the other party is aware of the breach (or any information related thereto) and proceeds to Closing, (a) this shall (i) not be deemed to prevent or cure the breach, and (ii) not affect any of the other party’s rights or remedies pursuant to the terms of this Agreement with respect to the breach (including, without limitation, its rights to indemnification hereunder), and (b) the other party shall (i) subject to Section 5.11, not be deemed to have waived any claims, and (ii) subject to Section 5.11, shall be deemed to have reserved all rights and remedies with respect to the breach, notwithstanding it proceeding to Closing.

        7.18         No Strict Construction. Each of the parties confirms that it has reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties, and the language used in this Agreement shall be deemed to be the language chosen by the parties thereto to express their mutual intent, and no rule of strict construction shall be applied against any person.

        7.19         Shareholders’ Representative. By their execution and delivery of this Agreement, each of Seller and each Shareholder hereby irrevocably constitutes and appoints Mark Nemschoff as each such Person’s true and lawful agent and attorney-in-fact (“Shareholders’ Representative”), with full and complete power and authority in his, her or its name and on his or its behalf: (a) to act on behalf of such Person for any and all purposes according to the terms of this Agreement, including the power to amend this Agreement in accordance with Section 7.10; (b) to give and receive notices and make any and all decisions under Section 2.4 on behalf of such Shareholders; (c) to give and receive notices and to provide consents hereunder; and (d) in general, to do any and all things and to perform any and all acts under or pursuant to this Agreement, including executing and delivering all ancillary instruments referenced herein or contemplated hereby in each case above, all in the absolute discretion of Shareholders’ Representative; and Mark Nemschoff hereby accepts such appointment. Anything herein to the contrary notwithstanding, any actions required or permitted to be taken under this Agreement and any ancillary instruments referenced herein or contemplated hereby by Shareholders may be taken by Shareholders’ Representative on behalf of all of Shareholders (including by Shareholders’ Representative, in his own individual capacity as a Shareholder). This power of attorney, and all authority hereby conferred, is granted subject to the interests of the other Shareholders, the Company and Buyer hereunder and in consideration of the mutual covenants and agreements made herein, and shall be irrevocable and shall not be terminated by any act of Seller or any Shareholder or by operation of law, whether by the death or incapacity of any Shareholder or by the occurrence of any other event. Seller and each Shareholder agrees, jointly and severally, to hold Shareholders’ Representative free and harmless from any and all claims which they, or any one of them, may sustain as a result of any action taken by Shareholders’ Representative in good faith hereunder.

        7.20         Personal Legal Representation of Shareholders. The parties hereto hereby acknowledge and agree that Foley & Larder LLP (the “Shareholders’ Attorneys”) have been and are representing and acting on behalf of Shareholders as a group (and not individually), and not as attorneys for Company, in connection with this Agreement and, notwithstanding that Shareholders’ Attorneys may have represented the Company (or any Affiliate thereof) in the past or may currently or in the future represent the Company (or any Affiliate thereof), the parties hereto hereby fully consent and agree that Shareholders’ Attorneys shall be allowed to continue to represent Shareholders (or any one of them) personally in all matters without any restriction or limitation, including in any and all matters, disputes, claims, litigation, arbitration, indemnification disputes or other proceedings adverse to the Company and/or Buyer (or any Affiliate thereof) (including particularly, but without limitation, any and all matters, disputes, claims, litigation, arbitration, indemnification disputes or other proceedings arising out of this Agreement and/or any of the transactions contemplated hereby). Buyer and Company acknowledge and agree all communications with, and work product of, Shareholders’ Attorneys as they relate to this Agreement and the other Transaction Documents and the preparation and negotiation hereof and thereof, together with all written or other materials consisting of, containing, summarizing or embodying such communications and work product (such information, communications, work product and materials, the “Protected Information”), are the property of Shareholders and, upon request of Shareholders’ Representative, shall be returned to Shareholders’ Representative at Buyer’s expense. After the Closing, Buyer, Company and their Affiliates shall treat all Protected Information as confidential and protected from disclosure. After the Closing, no attorney-client privilege belonging to Company and/or Shareholders relating to any Protected Information will be waived, nor will the content of communications or work product related to such privilege be disclosed to any person, without the express written consent of Shareholders’ Representative. The preceding three sentences of this Section 7.20 shall not apply to any work product of Shareholders’ Attorneys with respect to any matter on which Shareholders’ Attorneys may have represented Company Group or otherwise any matter other than this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby.

        7.21         Disclosure Schedule. Any matter which is disclosed in any portion of the Schedules to Article III is deemed to have been disclosed for the purposes of all relevant provisions of Article III as to which such relevance is reasonably apparent. Disclosure of a document or information in any portion of the Schedules to Article III is not intended as a representation or warranty as to the material nature of such document or information nor does it establish any standard of materiality upon which to judge the inclusion or omission of other documents or information in that portion of the Schedules or any other portion of the Schedules nor does it constitute any admission of liability or guilt or violation of, or delinquency in respect to any Law, Contract or Authorization.

[Signatures on Next Page]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the Closing Date.

BUYER: HERMAN MILLER, INC. By: /s/ Brian C. Walker —————————————— Its: President and Chief Executive Officer ——————————————

SELLER: NC HOLDING COMPANY By: /s/ Mark S. Nemschoff —————————————— Name: Mark S. Nemschoff Title: President and Chief Executive Officer

SHAREHOLDERS:

/s/ Mark S. Nemschoff
——————————————
Mr. Mark S. Nemschoff

/s/ Paul Nemschoff
——————————————
Mr. Paul Nemschoff

/s/ Amy Hellman
——————————————
Ms. Amy Hellman

/s/ Anne Nemschoff
——————————————
The Nemschoff Family Trust of 2009
By: Anne Nemschoff, Trustee

COMPANY: NEMSCHOFF CHAIRS, LLC By: /s/ Mark S. Nemschoff —————————————— Name: Mark S. Nemschoff Title: President and Chief Executive Officer

EXHIBIT A

Shareholder List and Ownership of Seller

Shareholder	Shares	Shareholder	Percentage

Mr. Mark Nemschoff	52,900	61.66%

Mr. Paul Nemschoff	18,680	21.77%

Ms. Amy Hellman	13,300	15.50%

The Nemschoff Family Trust of 2009	920	1.07%

Total	85,800	100.000%

A-1

EXHIBIT B

        For purposes of the Agreement, the following terms shall have the following meanings:

        “409A Plan” has the meaning set forth in Section 3.17(f).

        “Accountants” has the meaning set forth in Section 2.4(a).

        “Acquired Real Property” means collectively the Owned Real Property and the Leased Real Property.

        “Acquisition Event” means (a) any merger, consolidation or other business combination in which the shareholders of Buyer immediately prior to the merger, consolidation or other business combination will own less than 50% of the outstanding voting power of the outstanding equity interests of the surviving entity or its parent or (b) in the event of any transaction or series of related transactions that results in the acquisition of all or substantially all of Buyer’s outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of all or substantially all of Buyer’s assets.

        “Actual Net Debt Amount” has the meaning set forth in Section 2.4(a).

        “Actual Net Equity Amount” has the meaning set forth in Section 2.4(a).

        “Adjusted Financials and Forecasts” has the meaning set forth in Section 4.8.

        “Affiliate” means with respect to any Person, any Person which directly or indirectly, Controls, is Controlled by, or is under common Control with, such Person.

        “Affiliated Persons” has the meaning set forth in Section 3.26.

        “Agreement” has the meaning set forth in the first paragraph of this Agreement.

        “Amended Tax Returns” has the meaning set forth in Section 6.13(d).

        “Applicable Date” means April 30, 2009.

        “Applicable Plan” means any Plan in which any Representative of Company Group or any ERISA Affiliate of Company Group participates, or which covers or provides any benefits to any Representative of the Company Group or any ERISA Affiliate of Company Group, and (a) to which Company Group or any ERISA Affiliate of Company Group is a party or is bound, (b) with respect to which Company Group or any ERISA Affiliate of Company Group is required to make payments or contributions, or (c) to which Company Group or any ERISA Affiliate of Company Group may otherwise have any Liability.

        “Arbitrator” has the meaning set forth in Section 2.4(c).

        “Authorizations” means all filings or registrations with, notices to, and permits, orders, consents, authorizations, waivers, licenses, orders, franchises, certifications and approvals of, third parties, including all Governmental Authorities.

        “Basket Amount” has the meaning set forth in Section 5.7(d).

        “Bonus Plans” has the meaning set forth in Section 6.19(b).

        “Brandrud Business” has the meaning set forth in Section 4.5.

        “Brandrud Financial Information” has the meaning set forth in Section 4.5.

        “Business” has the meaning set forth in Recital C.

        “Business Day” means any day other than (a) Saturday or Sunday, or (b) any other day on which banks in New York, New York are permitted or required to be closed.

        “Buyer” has the meaning set forth in the first paragraph of this Agreement.

        “Buyer Indemnified Liabilities” has the meaning set forth in Section 5.1.

        “Buyer Indemnified Parties” has the meaning set forth in Section 5.1.

        “Buyer Shareholder Agreement” has the meaning set forth in Section 6.7.

        “Calculation” has the meaning set forth in Section 2.4(a).

        “Cap Amount” has the meaning set forth in Section 5.7(g).

        “Case Goods Facility Lease” has the meaning set forth in Section 6.4.

        “Cash Purchase Price” has the meaning set forth in Section 2.1(a).

        “Ceiling Price” has the meaning set forth in Section 2.2A(c).

        “Claim Period” has the meaning set forth in Section 5.7(a).

        “Closing” has the meaning set forth in Section 2.6.

        “Closing Date” has the meaning set forth in Section 2.6.

        “Code” means the United States Internal Revenue Code of 1986, as amended.

        “Company” has the meaning set forth in the first paragraph of this Agreement.

        “Company Group” means collectively Company and each subsidiary of Company.

        “Company’s GAAP” means GAAP applied using the accounting principles, methods, policies and procedures set forth on Schedule 2.4.

        “Competition” has the meaning set forth in Section 6.1(b).

        “Confidential Information” means all information of Company Group; provided, however, that information shall be deemed to not be “Confidential Information” if (a) the information is or subsequently comes within the public domain, other than as a result of disclosure by Sellers or a Shareholder; (b) the information is disclosed independently to Seller or a Shareholder by a third party that is not subject to any duty of confidentiality with respect to such information that, after due and reasonable inquiry, is known of by the Seller; (c) Seller or a Shareholder can demonstrate that the information was independently developed by Seller or a Shareholder post-Closing, without the use of any Confidential Information.

        “Confidentiality Agreement” means that certain Confidentiality Agreement previously entered into and executed by the Company and Buyer.

        “Consulting Agreement” has the meaning set forth in Section 6.3(a).

        “Contract” means, with respect to any Person, any written or verbal agreement, contract, subcontract, Lease, license, sublicense, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, purchase order, release, work order, commitment, covenant, obligation, promise or undertaking of any nature to which such Person is a party or by which its properties or assets may be bound, in each case, together with all amendments, extensions, renewals, modifications, alterations, guaranties and other changes thereto, and including the right to all security deposits and other amounts and instruments deposited thereunder.

        “Control” (including with correlative meaning, Controlled by and under common Control with) shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

        “Conversion” means the conversion of Company from a Wisconsin corporation to a Wisconsin limited liability company on June 19, 2009

        “CVRs” has the meaning set forth in Section 2.2A.

        “CVR Consideration” has the meaning set forth in Section 2.2A(a).

        “CVR Payment” has the meaning set forth in Section 2.2A(k).

        “Data Room Information” has the meaning set forth in Section 4.8.

        “Defending Party” has the meaning set forth in Section 5.5(c).

        “Deferred Compensation Certificate” has the meaning set forth in Section 2.7(s).

        “Determining Party” has the meaning set forth in Section 2.4(c).

        “Dispute Notice” has the meaning set forth in Section 5.5(a).

        “EBITDA” has the meaning set forth in Section 4.8.

        “Effective Time” has the meaning specified in Section 2.6.

        “Election” has the meaning specified in Section 2.2A(b).

        “Employment Agreement” has the meaning set forth in Section 6.3(b).

        “Environmental, Health and Safety Requirements” means Laws and Authorizations concerning public health and safety, pollution, or protection or restoration of the environment or natural resources (including, without limitation, those related to water, air and soil), including, without limitation, those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or clean up of any Hazardous Substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

        “Equity Equivalent” means, with respect to a Person, any options, warrants, rights, convertible or exchangeable securities, “phantom” equity rights, equity appreciation rights, equity-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which such Person is a party or by which any such Person is bound (i) obligating such Person to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in such Person, (ii) obligating such Person to issue, grant, extend or enter into any such option, warrant, call, right, security, commitments, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from capital stock or other equity interests.

        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

        “ERISA Affiliate” means any Person that is included in a controlled group of companies within which any member of Company Group is also included, as provided in Section 414(b) of the Code; or which is a trade or business under common control with any member of Company Group, as provided in Section 414(c) of the Code; or which constitutes a member of an affiliated service group within which any member of Company Group is also included, as provided in Section 414(m) of the Code; or which is required to be aggregated with any member of Company Group to regulations issued under Section 414(o) of the Code.

        “Estimated Net Debt Amount” means $11,903,038.43, which represents the parties’ good faith estimate of (a) the sum of (i) all Indebtedness outstanding as of June 30, 2009, plus (ii) all amounts paid by Buyer pursuant to Section 2.2(f), minus (b) the Company’s cash and cash equivalents as of June 30, 2009.

        “Estimated Net Equity Amount” means $23,265,620, which represents the parties agreed-upon estimate of the Net Equity Amount as of June 30, 2009.

        “Estimated Net Equity Deficit” means any amount by which the Estimated Net Equity Amount is less than the Net Equity Target.

        “Estimated Net Equity Excess” means any amount by which the Estimated Net Equity Amount exceeds the Net Equity Target.

        “Exchange Act” has the meaning set forth in Section 3.29(b).

        “Excluded Buyer Liabilities” has the meaning set forth in Section 5.7(b).

        “Excluded Seller Liabilities” has the meaning set forth in Section 5.7(c).

        “Expense Certificate” has the meaning set forth in Section 2.7(s).

        “Fair Market Value” means the average of the last reported Sale Price of a share of Buyer’s common stock during the twenty (20) trading days immediately preceding the relevant determination date. The term “Sale Price” means the closing per share sale price or, if no closing sale price is reported, the last reported sale price at 4:00 p.m., New York City time, of the shares of Buyer’s common stock on the Nasdaq Global Select Market on such date. If Buyer’s common stock is not traded on the Nasdaq Global Select Market on a date of determination, the Sale Price of Buyer’s common stock on such date of determination means the closing sale price as reported in the composite transactions for the principal United States national or regional securities exchange on which Buyer’s common stock is so listed, or, if no closing sale price is reported, the last reported sale price on the principal United States national or regional securities exchange on which Buyer’s common stock is so listed at 4:00 p.m., New York City time, or if Buyer’s common stock is not so listed on a United States national or regional securities exchange, the market price of Buyer’s common stock on that date as determined by a nationally recognized investment banking firm (unaffiliated with Buyer) retained by Buyer for this purpose.

        “Financial Information” has the meaning set forth in Section 3.9(a).

        “Floor Price” means, with respect to each CVR, the greater of (a) $13.28 (which represents ninety percent (90%) of the Fair Market Value of a share of Buyer’s common stock on the Closing Date), and (b) the total consideration received by Seller or any of the Shareholders or any of their respective Affiliates in connection with any Transfer of the corresponding share of Buyer’s common stock, following the Closing Date and prior to the True-Up Date; provided, however, that Transfers among Seller, Shareholders and its Affiliates shall be ignored.

        “Fundamental Representations” has the meaning set forth in Section 5.7(a).

        “GAAP” means U.S. generally accepted accounting principles applied on a consistent basis from period to period.

        “GEN4 Lease” means the oral lease between the Company and GEN4, LLC.

        “Governmental Authority” means any government or any governmental, regulatory or political body, instrumentality, division, subdivision, department, agency or authority or any court, arbitrator or mediator (public or private), in each case, whether foreign, federal, state, provincial or local.

        “GSA” means the U.S. General Service Administration.

        “GSA Dispute” means any dispute with GSA (a) relating to any breach or violation or alleged breach or violation of any Contract with GSA by any member of the Company Group (or any of their Representatives) occurring prior to the Closing; or (b) arising out of any act or omission of any member of the Company Group (or any of their Representatives) prior to the Closing with respect to any Contract with GSA.

        “Guarantee” has the meaning set forth in Section 6.8.

        “Hazardous Substance” means any material or substance defined as a hazardous substance, hazardous material, toxic material or hazardous waste under any Environmental, Health and Safety Requirement.

        “Indebtedness” means (a) all principal and accrued interest of obligations of the Company for borrowed money, (b) deferred compensation obligations, (c) prepayment penalties to the extent actually paid or to be paid, (d) Seller’s Expenses, and (e) obligations to pay transaction costs, change in control, severance, retention, success, commission or other payments and obligations triggered by the transactions contemplated by this Agreement.

        “Indemnifiable Claim” has the meaning set forth in Section 6.18.

        “Indemnified Employee” has the meaning set forth in Section 6.18.

        “Indemnified Party” as used in this Agreement shall mean a party hereto who is entitled to indemnification from an Indemnifying Party hereto pursuant to Article V.

        “Indemnifying Party” as used in this Agreement shall mean a party hereto who is required to provide indemnification to an Indemnified Party hereto pursuant to Article V.

        “Independent Accounting Firm” has the meaning set forth in Section 2.4(c).

        “Insurance Policies” has the meaning set forth in Section 3.20.

        “Investigation Period” has the meaning set forth in Section 5.6(b).

        “IRS” means the U.S. Internal Revenue Service.

        “Issued Shares” has the meaning set forth in Section 2.2(b).

        “Knowledge” when used in the phrases “to the Knowledge of Sellers” or “Sellers have no Knowledge” or “to Sellers’ Knowledge” (and similar words or phrases), means the actual knowledge of, following due inquiry, Mr. Mark Nemschoff, Mr. Paul Nemschoff, Ms. Amy Hellman or Mike Salutz.

        “Land” means all parcels of land, real estate and real property owned or leased by Company Group.

        “Law” means any federal, state, provincial, local, municipal, foreign, international or multinational constitution, law, ordinance, by-law, principle of common law, regulation, rule, statute, or treaty, ruling, order, judgment, injunction, award, decree, or other requirement.

        “Lease” means any lease or rental Contract, license, right to use or installment and conditional sale agreement and any other Contract pertaining to the leasing or use of any Real Property or personal property, in each case, together with all amendments, extensions, renewals, modifications, alterations, guaranties and other changes thereto, and including the right to all security deposits and other amounts and instruments deposited thereunder.

        “Leased Real Property” means the Real Property located (i) at 909 North 8th Street, Sheboygan, Wisconsin 53081 (the “Headquarters Facility”), which is currently being leased from an independent third party (“Headquarters Lease”); and (ii) 3115 N. 21st Street, Sheboygan, Wisconsin 53081 (the “Case Goods Facility”), which is leased by Company from MSN 41, LLC, an Affiliate of Shareholders and Company (“MSN41 Lease”).

        “Legal Proceeding” means any claim, charge, action, suit, litigation, arbitration, mediation, hearing, inquiry, proceeding or investigation, whether civil, criminal, judicial or investigative, formal or informal, public or private, commenced, brought, conducted or heard by or before any Governmental Authority, judicial authority or arbitral panel.

        “Liability” means any direct or indirect Indebtedness, guaranty, endorsement, claim, cause of action, suit, Legal Proceeding, hearing, investigation, charge, complaint, demand, injunction, judgment, order, decree, ruling, damage (including, without limitation, incidental, consequential, special and punitive damages), liability, penalty, fine, cost, obligation, Tax, sanction, deficiency, assessment, interest, penalty, Lien, loss, expense, fee (including, without limitation, court costs and attorneys’ fees), responsibility and any similar item, of any kind, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured, and whether or not the same is required to be accrued on the financial statements of a Person.

        “Lien” means any charge, claim, community property interest, equitable interest, lien, option, pledge, security interest, mortgage, encumbrance, right of way, easement, encroachment, servitude, right of first option, right of first refusal, right of last refusal or similar restriction, including, without limitation any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income, or exercise of any other attribute of ownership.

        “Material Contracts” has the meaning set forth in Section 3.8.

        “Methodology” means collectively, the Net Debt Methodology and the Net Equity Methodology.

        “Multiemployer Plan” has the meaning set forth in Section 3.17(f).

        “Mutual General Releases” has the meaning set forth in Section 2.8(h).

        “Net Debt Amount” means an amount equal to (a) the sum of (i) all Indebtedness outstanding as of June 30, 2009, plus (ii) all Indebtedness and other amounts paid by Buyer pursuant to Section 2.2(f) minus (b) the Company’s cash and cash equivalents as of June 30, 2009, all computed in a manner entirely consistent with the Methodology.

        “Net Debt Deficit” means the amount, if any, by which the Actual Net Debt Amount is less than the Estimated Net Debt Amount.

        “Net Debt Excess” means the amount, if any, by which the Actual Net Debt Amount is more than the Estimated Net Debt Amount.

        “Net Debt Methodology” means the methodology set forth on Exhibit D for the calculation of the Net Debt Amount.

        “Net Equity Amount” means an amount equal to the sum of (a) the total stockholders’ equity as of June 30, 2009, and (ii) the Net Debt Amount, all computed in a manner entirely consistent with the Methodology. For the avoidance of doubt, the parties agree that (a) neither the value of the insurance policy referenced in Section 2.9(a) nor the book value of the cars referenced in Section 2.9(b) shall be included in any calculations of the Net Equity Amount.

        “Net Equity Deficit” means the amount, if any, by which the Actual Net Equity Amount is less than the Estimated Net Equity Amount by more than $100,000.

        “Net Equity Excess” means the amount, if any, by which the Actual Net Equity Amount is greater than the Estimated Net Equity Amount by more than $100,000.

        “Net Equity Methodology” means the methodology set forth on Exhibit E for the calculation of the Net Equity Amount.

        “Net Equity Target” means $23,265,620 (which represents the sum of (a) Company’s Indebtedness (minus cash and cash equivalents) of $11,308,938 as of December 31, 2008 plus (b) total stockholders’ equity as of December 31, 2008 of $11,956,682.

        “Noncompete Period” shall mean the period from the Closing through the date that is two (2) years after the Closing; provided, however, that with respect to Mr. Mark Nemschoff and Mr. Paul Nemschoff, the “Noncompete Period” shall mean the period from the Closing through the later of (i) two (2) years after the Closing, and (ii) two (2) years after such person ceases to be an employee or independent contractor of Buyer or a member of the Company Group.

        “Notice of Objection” has the meaning set forth in Section 2.4(b).

        “Ordinary Course of Business” means, in respect of any Person, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith.

        “Organizational Documents” means (a) with respect to a corporation, the certificate or articles of incorporation and bylaws; (b) with respect to any other entity, any charter or similar document adopted or filed in connection with the creation, formation or organization of such entity; and (c) any amendment to any of the foregoing.

        “Owned Real Property” means the Real Property located at (i) 402 14th Street, Sioux Center, Iowa; and (ii) 2304 Julson Ct., Sheboygan, Wisconsin, to the extent owned by Company, including, without limitation, the portion of this property formerly leased by the Company from GEN4, LLC (“Owned Main Facility”).

        “Ownership Interest” has the meaning set forth in Recital A.

        “Pay-Off Certificate” has the meaning set forth in Section 2.7(t).

        “Pension Plan” has the meaning set forth in Section 3.17(b).

        “Permits” has the meaning set forth in Section 3.23.

        “Permitted Liens” means Liens for (a) statutory liens for Taxes not yet due; (b) statutory liens of landlords, liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due; (c) liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case for sums not yet due; and (d) Liens disclosed by any applicable Title Policies or Surveys.

        “Person” means any individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization or any government or any agency or political subdivision thereof.

        “Physical Inventory” has the meaning set forth in Section 2.4(a).

        “Plans” means (a) all employee benefit plans as defined in Section 3(3) of ERISA, (b) all other pension, retirement, group insurance, severance pay, deferred compensation, excess or supplemental benefit, vacation, stock, stock option, equity-based compensation, phantom stock, material fringe benefit and incentive plans, Contracts, schemes, programs, funds, commitments, or arrangements of any kind, and (c) all other material plans, Contracts, schemes, programs, funds, commitments, or arrangements providing benefits in the form of money, services, property, or other benefits, whether written or oral, formal or informal, qualified or nonqualified, funded or unfunded, and including any that have been frozen or terminated, to Representatives.

        “Product Liability Claim” shall mean any Third Party Claim based on any legal theory other than breach of warranty arising from or caused by defects in the design or manufacture of any product that was manufactured or sold by the Company Group prior to the Closing.

        “Proprietary Rights” means all of the following, whether or not registered, with all income, royalties, damages and payments thereon (including, without limitation, damages and payments for past and future infringements or misappropriations thereof), the right to sue and recover for past infringements and misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured: (a) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissues, continuations, continuations-in-part, revisions, extensions or reexaminations thereof; (b) trademarks, service marks, trade dress, trade names and corporate names and registrations, renewals and applications for registration thereof, together with all goodwill associated therewith; (c) copyrights and renewals and applications for registrations thereof; (d) computer software (including all databases, data, documentation and source code); (e) trade secrets and other confidential information; (f) applications and registrations for any of the foregoing; (g) any other proprietary rights or intellectual property rights, and (h) copies and tangible embodiments thereof, in whatever form or medium.

        “Protected Entities” has the meaning set forth in Section 6.1(b).

        “Protected Information” has the meaning set forth in Section 7.20.

        “Purchase Price” has the meaning set forth in Section 2.1.

        “Real Estate Taxes” has the meaning specified in Section 2.13(a).

        “Real Property” means (a) Land; (b) all air, water, mineral, riparian and littoral rights, easements, hereditaments, appurtenances, development and all division rights, land division and split rights related to the Land, or otherwise, and other real estate interests belonging to, associated with or appurtenant to the Land, including, without limitation, any streets or other public ways adjacent to the Land; and (c) all improvements, buildings and fixtures located on the Land, and all other on-site structures, systems, and utilities associated with or utilized in connection with the Land.

        “Real Property Laws” has the meaning set forth in Section 3.18(h).

        “Registration Statement” has the meaning set forth in Section 4.9.

        “Releases” has the meaning set forth in Section 6.2.

        “Representative” means, with respect to any Person, any stockholder, other equity owner, director, officer, principal, attorney, employee, agent, representative, consultant, independent contractor, or accountant of such Person. Solely with respect to Section 3.17 (including the definition of “Plan” and “Applicable Plan”), the term “Representative” means any current or former employee or director.

        “Required Authorizations” has the meaning set forth in Section 3.4.

        “Required Filings” has the meaning set forth in Section 3.4.

        “Retirement Benefits” has the meaning set forth in Section 6.20.

        “SEC Filings” has the meaning set forth in Section 3.29(b).

        “Securities Act” has the meaning set forth in Section 3.29(d).

        “Seller” has the meaning set forth in the first paragraph of this Agreement.

        “Seller’s Expenses” means the aggregate amount payable by Company Group (a) to any professional advisors in connection with the transactions contemplated by this Agreement, including accountant fees, paying agent fees, attorney fees and broker fees, or (b) with respect to any other out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement.

        “Seller Indemnified Liabilities” has the meaning set forth in Section 5.2.

        “Seller Indemnified Parties” has the meaning set forth in Section 5.2.

        “Shareholder Loans” has the meaning set forth in Section 2.7(u).

        “Shareholders” has the meaning set forth in the first paragraph of this Agreement.

        “Shareholders’ Attorneys” has the meaning set forth in Section 7.20.

        “Shareholders’ Representatives” has the meaning set forth in Section 7.19.

        “Short Period Return” has the meaning set forth in Section 6.13(a).

        “Specified Closing Payments” has the meaning set forth in Section 6.13(a).

        “Success Payment” has the meaning set forth in Section 2.1(d).

        “Success Payment Agreement” has the meaning set forth in Section 2.2(d).

        “Supply Agreement” has the meaning set forth in Section 6.5.

        “Surveys” means as-built ALTA surveys of each parcel of Owned Real Property, prepared and certified to Buyer and the Title Company (as defined below within the definition of the term “Title Commitments”) at or prior to the Closing by a certified or registered surveyor approved by Buyer (together with a surveyor’s certificate executed by such surveyor, in form and substance reasonably acceptable to Buyer and the Title Company) and prepared in accordance with the 2005 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, which surveys shall (a) be in form reasonably acceptable to Buyer and the Title Company, (b) show all improvements and appurtenances thereto, the location of all easements, rights of way, sewer and water lines (which are visible or referenced in the Title Policy), building lines and encroachments, the location of all required building set-back lines and other dimensional regulations, any wetlands within any zone of a hundred-year flood plain and navigable water, (c) show the location of all abutting or adjoining streets, alleys and curb cuts, and (d) show the legal description and acreage.

        “Target Price” has the meaning set forth in Section 2.2A(a).

        “Tax” refers to any and all federal, state, provincial, local and foreign gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, escheats, employment, social security, excise and real and personal property taxes, or any substitutes therefore, or other tax of any kind whatsoever, including all interest, penalties and additions imposed with respect to such amounts..

        “Tax Equalization Amount” means an amount representing any net increase in the federal, state and local Taxes of Seller or Shareholders directly resulting from the transaction contemplated by this Agreement being treated as a sale of assets as opposed to a sale of stock for Tax purposes after taking into account, and reducing such increase by the amount of, any Tax benefits to Seller or Shareholders as a result of such Tax treatment (such amount to be not less than zero and not to exceed Three Million Dollars ($3,000,000)). For purposes of calculating any Tax benefits to Seller or Shareholders as a result of such Tax treatment, any item of loss, deduction or expense incurred on the Closing Date shall be deemed to be incurred on the day prior to the Closing Date, notwithstanding applicable Law on such timing. The Tax Equalization Amount shall be payable only in the event of an adjustment to the allocation of purchase price set forth in Section 2.5 which adjustment resulted solely from a challenge by any Governmental Authority to such allocation. For purposes of this Agreement, the parties agree that the Tax Equalization Amount shall be determined by multiplying (i) the amount of net gain recognized on the deemed sale of assets for federal income tax purposes (which for the avoidance of doubt shall be net of any Section 1231 loss incurred) that is taxed at a rate other than the rate applicable to federal long-term capital gains, times (ii) 12.0625% in the case of items treated as unrecaptured section 1250 gain as defined Section 1(h)(6)(A) of the Code and 27.3026% in all other circumstances. Any dispute over the calculation of Tax Equalization Amount shall be resolved in the manner set forth in Section 2.4(c).

        “Tax Return” means any return, declaration, certification, schedule, report, claim for refund, or information return or statement filed (or required to be filed) in connection with any Tax.

        “Third Party Claim” as used in this Agreement shall mean any claim of indemnification pursuant to any action, suit, Legal Proceeding, investigation, or like matter which is asserted or threatened by a party (including, without limitation, any Governmental Authority), other than the parties hereto, their Affiliates or their successors and permitted assigns, against any Indemnified Party or to which any Indemnified Party is subject.

        “Threshold Amount” means Ten Thousand Dollars ($10,000).

        “Title Commitments” means commitments for ALTA Owner’s Title Insurance Policies for each parcel of Acquired Real Property, issued to Company at or prior to the Closing by a title insurance company reasonably satisfactory to Buyer (the “Title Company”), together with a copy of all documents referenced therein.

        “Title Policies” means title insurance policies, or irrevocable and unconditional binders to issue such policies issued to Company at or prior to the Closing by the Title Company (which may be in the form of a mark-up of a pro forma of the Title Commitments) in accordance with the Title Commitments, insuring at its ordinary premium rates (taking into account the endorsements described below), the good and marketable title in fee simple of Company to each parcel of Owned Real Property as of the Closing Date (including all recorded appurtenant easements, insured as separate legal parcels), with gap coverage from Seller through the date of recording, subject only to the Liens, if any, accepted by Buyer (in its sole discretion) in writing, and in such amount as Buyer reasonably determines to be the value of the Real Property insured thereunder; the Title Policies shall have the creditor’s rights exception deleted, and shall include the following endorsements (to the extent available in the applicable jurisdiction, but regardless of whether any additional amount is charged for such endorsement), (i) extended coverage endorsement (insuring over the general or standard exceptions, (ii) ALTA Form 3.1 zoning endorsement (with parking and loading docks), (iii) a survey accuracy endorsement, if Buyer obtains a Survey (iv) access endorsement, (v) ALTA Form 9 owner’s comprehensive endorsement, (vi) tax parcel number endorsement, (vii) utilities endorsement, and (viii) such other endorsements as are reasonably requested by Buyer.

        “Transaction Documents” means, collectively, this Agreement and the other agreements and documents referenced in Section 2.7, Section 2.8, Section 2.9 and Section 2.10.

        “Transfer” means the, direct or indirect, sale, transfer, assignment, encumbrance or other disposition of any kind, whether by sale, gift, assignment, pledge or other voluntary disposition or encumbrance, or by death, divorce, bankruptcy or other involuntary disposition or encumbrance. Without limitation to the foregoing, any Transfer of more than fifty percent (50%) of the equity ownership interest or voting control of any legal entity owning any Issued Shares or CVRs shall constitute a Transfer of all of the Issued Shares and CVRs owned by such legal entity.

        “Transfer Tax” means any and all transfer, documentary, sales, use, gross receipts, stamp, registration, value added (VAT), recording, escrow and other similar Taxes and fees (including any penalties and interest) and any recording and escrow fees and any Real Property or leasehold interest transfer or gains tax and any similar Tax.

        “True Up Date” means June 30, 2011.

        “True Up Value” has the meaning set forth in Section 2.2A(a).

        “WARN Act” means the Workers Adjustment and Retraining Notification Act of 1988, as amended, or any similar Law.

        “Welfare Plans” has the meaning set forth in Section 3.17(c)(ii) of this Agreement.